INDEX TO EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA
The Partnership's historical financial data has been recast to include Hi-Crush Augusta LLC for the periods from August 16, 2012 through December 31, 2014. The Predecessor periods include Hi-Crush Augusta LLC as a subsidiary of Hi-Crush Proppants LLC and were thus not subject to recast. In addition, the Partnership's historical financial data has been recast to include Hi-Crush Blair LLC for the years ended December 31, 2015 and 2014.

	Year Ended December 31,			Period from August 16 Through December 31, 2012	Period from January 1 Through August 15, 2012	Year Ended December 31, 2011
(in thousands, except tons, per ton and per unit amounts)	2015	2014	2013
	Successor	Successor	Successor	Successor	Predecessor	Predecessor
Statement of Operations Data:
Revenues	$339,640	$386,547	$178,970	$31,770	$46,776	$20,353
Production costs	48,371	58,452	41,999	8,944	12,247	5,998
Other cost of sales	199,801	156,904	46,688	—	—	—
Depreciation and depletion	13,199	10,628	7,197	1,109	1,089	449
Cost of goods sold	261,371	225,984	95,884	10,053	13,336	6,447
Gross profit	78,269	160,563	83,086	21,717	33,440	13,906
Operating costs and expenses:
General and administrative	24,890	26,451	19,096	3,757	4,631	2,324
Impairments and other expenses	25,659	—	47	121	539	381
Accretion expense	336	246	228	102	16	28
Other operating income	(12,310)	—	—	—	—	—
Income from operations	39,694	133,866	63,715	17,737	28,254	11,173
Other income (expense):
Other income	—	—	—	—	6	—
Interest expense	(13,903)	(9,946)	(3,671)	(320)	(3,240)	(1,893)
Net income	25,791	123,920	60,044	17,417	25,020	9,280
(Income) loss attributable to non-controlling interest	(145)	(955)	(274)	23	—	—
Net income attributable to Hi-Crush Partners LP	$25,646	$122,965	$59,770	$17,440	$25,020	$9,280
Earnings per limited partner unit:
Limited partner units - basic	$0.73	$3.09	$2.08	$0.68
Limited partner units - diluted	$0.73	$3.00	$2.08	$0.68
Distributions per limited partner unit	$1.1500	$2.4000	$1.9500	$0.7125
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$83,649	$104,265	$64,323	$14,498	$16,660	$18,788
Investing activities	(120,667)	(306,431)	(105,585)	(8,218)	(80,045)	(50,199)
Financing activities	43,263	186,367	51,372	2,234	61,048	42,465
Other Financial Data:
Adjusted EBITDA (a)	$79,376	$147,910	$73,534	$18,846	$29,349	$11,622
Capital expenditures (b)	121,358	82,181	10,630	8,218	80,075	50,169
Operating Data:
Total tons sold	5,003,702	4,584,811	2,520,119	481,208	726,213	332,593
Average realized price (per ton sold)	$62.05	$70.46	$65.64	$66.02	$64.41	$61.19
Sand produced and delivered (in tons)	3,506,193	3,704,630	2,241,199	481,208	726,213	332,593
Contribution margin per ton	$18.28	$37.34	$35.82	$47.43	$47.55	$43.16
Balance Sheet Data (at period end)
Cash and cash equivalents	$11,054	$4,809	$20,608	$10,498	$8,717	$11,054
Total assets	538,562	481,829	354,361	189,397	175,828	72,229
Long-term debt	251,137	198,364	138,250	—	111,402	46,112
Total liabilities	398,873	303,311	171,007	94,270	140,747	61,942
Equity	139,689	178,518	183,354	95,127	35,081	10,287

(a)	For more information, please read “Non-GAAP Financial Measures” below.

(b)	Capital expenditures made to increase the long-term operating capacity of our asset base whether through construction or acquisitions.
Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income plus depreciation, depletion and amortization and interest and debt expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets. EBITDA and Adjusted EBITDA are not a presentation made in accordance with accounting principles generally accepted in the United States ("GAAP").
EBITDA and Adjusted EBITDA are non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly-traded companies in the proppants industry, without regard to historical cost basis or financing methods; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures of EBITDA and Adjusted EBITDA should not be considered as an alternative to GAAP net income. EBITDA and Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider EBITDA or Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
Distributable Cash Flow
We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Year Ended December 31,			Period from August 16 Through December 31, 2012	Period from January 1 Through August 15, 2012	Year Ended December 31, 2011
	2015	2014	2013
(in thousands)	Successor	Successor	Successor	Successor	Predecessor	Predecessor
Net income	$25,791	$123,920	$60,044	$17,417	$25,020	$9,280
Depreciation and depletion expense	12,270	8,858	6,132	1,109	1,089	449
Amortization expense	2,620	5,186	3,687	—	—	—
Interest expense	13,903	9,946	3,671	320	3,240	1,893
EBITDA	$54,584	$147,910	$73,534	$18,846	$29,349	$11,622
Non-cash impairments of long-lived assets	24,792	—	—	—	—	—
Adjusted EBITDA	$79,376	$147,910	$73,534	$18,846	$29,349	$11,622
Less: Cash interest paid	(11,610)	(8,682)	(3,123)	(193)
Less: (Income) loss attributable to non-controlling interest	(145)	(955)	(274)	23
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(4,733)	(5,001)	(3,026)	(649)
Add: Accretion of asset retirement obligations	336	246	228	102
Add: Unit-based compensation	2,983	1,470	—	—
Distributable cash flow	66,207	134,988	67,339	18,129
Adjusted for: Distributable cash flow attributable to Hi-Crush Augusta LLC, net of intercompany eliminations, prior to the Augusta Contribution (b)	—	(7,199)	696	832
Adjusted for: Distributable cash flow attributable to Hi-Crush Blair LLC, prior to the Blair Contribution (c)	2,619	105	—	—
Distributable cash flow attributable to Hi-Crush Partners LP	68,826	127,894	68,035	18,961
Less: Distributable cash flow attributable to holders of incentive distribution rights	(1,311)	(18,401)	—	—
Distributable cash flow attributable to limited partner unitholders	$67,515	$109,493	$68,035	$18,961

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Augusta for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the Augusta Contribution.

(c)
The Partnership's historical financial information has been recast to consolidate Blair for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow (loss) during the periods prior to the Blair Contribution.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our historical performance and financial condition together with Part II, Item 6, “Selected Financial Data,” the description of the business appearing in Part 1, Item 1, “Business,” and the consolidated financial statements and the related notes in Part II, Item 8 of this Annual Report on Form 10-K. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this report, particularly in Item 1A, “Risk Factors” and under “Forward-Looking Statements.” All amounts are presented in thousands except acreage, tonnage and per unit data, or where otherwise noted.
Overview
We are a pure play, low-cost, domestic producer and supplier of premium monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves consist of “Northern White” sand, a resource existing predominately in Wisconsin and limited portions of the upper Midwest region of the United States, which is highly valued as a preferred proppant because it exceeds all American Petroleum Institute (“API”) specifications. We own, operate and develop sand reserves and related excavation and processing facilities and will seek to acquire or develop additional reserves and facilities. We operate through an extensive logistics network of rail-served destination terminals strategically located throughout Pennsylvania, Ohio, New York and Texas.
On January 31, 2013, we entered into an agreement with our sponsor to acquire a preferred interest in Hi-Crush Augusta LLC ("Augusta"), the entity that owned our sponsor’s 1,187-acre facility with integrated rail infrastructure, located in Eau Claire County, Wisconsin (the "Augusta facility"), for $37,500 in cash and 3,750,000 newly issued convertible Class B Units in the Partnership. Our sponsor did not receive distributions on the Class B units until they converted into common units. The conditions precedent to conversion of the Class B units were satisfied upon payment of our distribution on August 15, 2014 and, our sponsor, who was the sole owner of our Class B units, elected to convert all of the 3,750,000 Class B units into common units on a one-for-one basis.
On April 8, 2014, the Partnership entered into a contribution agreement with our sponsor to acquire substantially all of the remaining equity interests in our sponsor’s Augusta facility for cash consideration of $224,250 (the “Augusta Contribution”). To finance the Augusta Contribution and refinance the Partnership’s revolving credit agreement, (i) on April 8, 2014, the Partnership commenced a primary public offering of 4,250,000 common units representing limited partnership interests in the Partnership and (ii) on April 28, 2014, the Partnership entered into a $200,000 senior secured term loan facility with certain lenders. The Partnership’s primary public offering closed on April 15, 2014. On May 9, 2014, the Partnership issued an additional 75,000 common units pursuant to the partial exercise of the underwriters' over-allotment option in connection with the April 2014 primary public offering. Net proceeds to the Partnership from the primary offering and the exercise of the over-allotment option totaled $170,693. Upon receipt of the proceeds from the public offering on April 15, 2014, the Partnership paid off the outstanding balance of $124,750 under its revolving credit agreement. The Augusta Contribution closed on April 28, 2014, and at closing, the Partnership’s preferred equity interest in Augusta was converted into common equity interests of Augusta. Following the Augusta Contribution, the Partnership owns 98.0% of Augusta’s common equity interests. In addition, on April 28, 2014, the Partnership entered into a $150,000 senior secured revolving credit agreement with various financial institutions by amending and restating its prior $200,000 revolving credit agreement.
On August 9, 2016, the Partnership entered into a contribution agreement with our sponsor to acquire all of the outstanding membership interests in Hi-Crush Blair LLC ("Blair"), the entity that owns our sponsor’s Blair facility, for $75,000 in cash, 7,053,292 of newly issued common units in the Partnership, and pay up to $10,000 of contingent earnout consideration (the "Blair Contribution").
Our June 10, 2013, acquisition of D & I Silica, LLC (“D&I”) transformed us into an integrated Northern White frac sand producer, transporter, marketer and distributor. At the time of the acquisition, D&I was the largest independent frac sand supplier to the oil and gas industry drilling in the Marcellus and Utica shales.
Services Agreement: Effective August 16, 2012, we entered into a services agreement (the “Services Agreement”) with Hi-Crush Services LLC (“Hi-Crush Services”), pursuant to which Hi-Crush Services provides certain management and administrative services to our general partner in connection with operating our business. Under this agreement, we reimburse Hi-Crush Services, on a monthly basis, for the allocable expenses that it incurs in its performance of the specified services. These expenses include, among other things, salary, bonus, incentive compensation, rent and other administrative expenses for individuals and entities that perform services for us or on our behalf.

Omnibus Agreement: On August 20, 2012, we entered into an omnibus agreement with our general partner and our sponsor. Pursuant to the terms of this agreement, our sponsor will indemnify us and our subsidiaries for certain liabilities over specified periods of time, including but not limited to certain liabilities relating to (a) environmental matters pertaining to the period prior to our IPO and the contribution of the Wyeville assets from our sponsor, provided that such indemnity is capped at $7,500 in aggregate, (b) federal, state and local tax liabilities pertaining to the period prior to our initial public offering and the contribution of the Wyeville assets from our sponsor, (c) inadequate permits or licenses related to the contributed assets, and (d) any losses, costs or damages incurred by us that are attributable to our sponsor’s ownership and operation of such assets prior to our IPO and our sponsor’s contribution of such assets. In addition, we have agreed to indemnify our sponsor from any losses, costs or damages it incurs that are attributable to our ownership and operation of the contributed assets following the closing of the IPO, subject to similar limitations as on our sponsor’s indemnity obligations to us.
Basis of Presentation
The following discussion of our historical performance and financial condition is derived from the historical financial statements. The consolidated financial statements include results of operations and cash flows for D&I prospectively from June 11, 2013.
Factors Impacting Comparability of Our Financial Results
Our historical results of operations and cash flows are not indicative of results of operations and cash flows to be expected in the future, principally for the following reasons:

•
We provided significant price concessions and waivers under our contracts in 2015. Since August 2014, oil and natural gas prices have continued to decline and persist at levels well below those experienced during the first half of 2014. As a result of the market dynamics existing during 2015, we have engaged and continue to be engaged in ongoing discussions with all of our contract customers regarding pricing and volume requirements under our existing contracts. While these discussions continue, we have provided contract customers with temporary pricing discounts and/or make-whole waivers, in certain circumstances in exchange for, among other things, additional term and/or volume. We continue to engage in discussions and may deliver sand at prices or at volumes below those provided for in our existing contracts. We expect that these circumstances may continue to negatively affect our revenues, net income and cash generated from operations into 2016.

•
We received a contract settlement payment in 2015. In December 2015, we received a settlement payment of $22,500 for past and future obligations under a customer contract. Of the total contact settlement payment, $10,190 was recognized as revenue related to make-whole payments and the remainder as other operating income.

•
We impaired the intangible value associated with a third party supply agreement. During the year ended December 31, 2015, we completed an impairment assessment of the intangible asset associated with a third party supply agreement (the "Sand Supply Agreement").  Given current market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606.

•
We realized asset impairments and other expenses during 2015. As a result of recent market conditions, during the year ended December 31, 2015, we elected to temporarily idle our Augusta production facility, five destination transload facilities and three rail origin transload facilities.  In addition, to consolidate our administrative functions, we have closed down an office facility in Pennsylvania.  As a result of these actions, we recognized an impairment of $6,186 related to the write down of transload and office facilities’ assets to their net realizable value, and severance, retention and relocation costs of $571 for affected employees. No impairment was recorded related to the Augusta facility.

•
Our sponsor's Whitehall facility did not commence operations until September 2014. Our first purchase of frac sand from the Whitehall facility occurred in September 2014. Accordingly, our financial statements for the year ended December 31, 2014 reflect volume purchases from the Whitehall facility only from September 2014 through the end of 2014.

•
Through December 31, 2015, our Blair facility is still under construction. We completed construction of the Blair facility during the first quarter of 2016. Accordingly, our financial statements through December 31, 2015 do not include any sales or operations generated from our Blair facility.

•
We completed an expansion of our Augusta facility. During the fourth quarter of 2014, we completed an expansion of our Augusta facility that increased rated processing capacity to approximately 2,860,000 tons of 20/100 frac sand per year.

•
We constructed additional equipment and silo storage facilities to produce and ship 100 mesh product. During 2013 and 2014, we completed construction of additional equipment and silo storage facilities to produce and store 100 mesh product at our Wyeville and Augusta facilities.

•
We completed our acquisition of D&I in June 2013. On June 10, 2013, we acquired D&I, an independent frac sand supplier, transforming us into an integrated Northern White frac sand producer, transporter, marketer and distributor. As a result of the acquisition, we now operate through an extensive logistics network of rail-served origin and destination terminals. Subsequent to June 10, 2013, we incur freight and logistics costs involved in the sourcing of sand to the destination terminals, as well as purchase sand from other suppliers. As a result of the acquisition, we have been able to capitalize on recent trends in our customers' preferring to purchase volumes in-basin (51% and 33% of tons were sold in-basin for the years ended December 31, 2015 and 2014, respectively).

•
We are incurring additional general and administrative expenses as a result of our expansion and acquisitions. We are incurring additional general and administrative expenses to support our recent expansion, including management level positions in sales, operations, human resources, legal, accounting and reporting, as well as license fees associated with upgraded accounting and reporting software. We expect these incremental growth associated expenses to gradually increase over time as we hire additional personnel.

•
We are incurring increased interest expense as a result of our acquisitions and organic growth projects. As of January 1, 2013, we did not have any indebtedness outstanding. In January 2013, in connection with our acquisition of a preferred interest in Augusta, we drew $38,250 under our prior credit facility. In June 2013, in connection with our acquisition of D&I, we drew $100,000 under our prior credit facility. In March 2014, we repaid $13,500 under our prior credit facility. The remaining outstanding balance of the prior credit facility was repaid in full on April 15, 2014 with the proceeds from a public offering of our common units. On April 28, 2014, the Partnership replaced the prior credit facility by entering into our revolving credit agreement and as of December 31, 2015 we had $52,500 of borrowings outstanding. On April 28, 2014, the Partnership entered into a senior secured term loan credit facility that permits aggregate borrowings of up to $200,000, which was fully drawn down on April 28, 2014. The outstanding balance of $194,971 carries an interest rate of 4.75% as of December 31, 2015.

•
We incurred legal and advisory expenses in connection with our unitholder lawsuits. We incurred legal and advisory expenses in connection with our termination of the Baker Hughes supply agreement and related lawsuit, which settled on October 18, 2013, and the resulting unit holder lawsuits, which settlement was approved by the court on January 5, 2015.

Our Assets and Operations
We own and operate a 857-acre facility with integrated rail infrastructure, located in Wyeville, Wisconsin ("the Wyeville facility"), which is located in Monroe County, Wisconsin and, as of December 31, 2015, contained 82.1 million tons of proven recoverable reserves of frac sand. We completed construction of the Wyeville facility in June 2011. The Wyeville facility has an annual processing capacity of approximately 1,850,000 tons of 20/100 frac sand per year.
We also own a 98.0% interest in the Augusta facility, which is located in Eau Claire County, Wisconsin and, as of December 31, 2015, contained 40.9 million tons of proven recoverable reserves of frac sand. We completed construction of the Augusta facility in June 2012. The Augusta facility has an annual processing capacity of approximately 2,860,000 tons of 20/100 frac sand per year.
During the third quarter of 2014, our sponsor completed construction of the 1,447-acre Whitehall facility with integrated rail infrastructure. As of December 31, 2015, this facility contained 80.7 million tons of proven, recoverable salable sand reserves and is capable of delivering approximately 2,860,000 tons of 20/100 frac sand per year.
During 2015, we commenced construction of the approximately 1,285-acre Blair facility. As of December 31, 2015, the Blair facility contained 120.1 million tons of proven recoverable reserves of frac sand. The Blair facility was completed and commenced operations in the first quarter of 2016, with a plant processing capacity of approximately 2,860,000 tons of 20/100 frac sand per year.
According to John T. Boyd Company ("John T. Boyd"), our proven reserves at the Wyeville, Augusta, and Blair facilities consist of coarse grade Northern White sand exceeding API specifications. Analysis of sand at our facilities by independent third-party testing companies indicates that they demonstrate characteristics exceeding of API specifications with regard to crush strength, turbidity and roundness and sphericity. Based on third-party reserve reports by John T. Boyd, we have an implied average reserve life of 32 years, assuming production at the rated capacity of 7,570,000 tons of 20/100 frac sand per year.
As of December 31, 2015, we own or operate 14 destination rail-based terminal locations, of which five are temporarily idled and six are capable of accommodating unit trains. Our destination terminals include approximately 306,000 tons of rail storage capacity and approximately 97,000 tons of silo storage capacity.

We are continuously looking to increase the number of destination terminals we operate and expand our geographic footprint, allowing us to further enhance our customer service and putting us in a stronger position to take advantage of opportunistic short term pricing agreements. Our destination terminals are strategically located to provide access to Class I railroads, which enables us to cost effectively ship product from our production facilities in Wisconsin. We also have the ability to connect to short-line railroads as necessary to meet our customers’ evolving in-basin product needs. As of December 31, 2015, we leased or owned 3,947 railcars used to transport our sand from origin to destination and managed a fleet of approximately 2,100 additional railcars dedicated to our facilities by our customers or the Class I railroads.
How We Generate Revenue
We generate revenue by excavating, processing and delivering frac sand and providing related services. A substantial portion of our frac sand is sold to our customers with whom we have long-term contracts which have current terms expiring between 2017 and 2021. Each contract defines the minimum volume of frac sand that the customer is required to purchase monthly and annually, the volume that we are required to make available, the technical specifications of the product and the price per ton. During 2015, we provided temporary price discounts and/or make-whole waivers to contract customers in response to the market driven decline in proppant demand. We also sell our frac sand on the spot market at prices and other terms determined by the existing market conditions as well as the specific requirements of the customer.
Delivery of sand to our customers may occur at the rail origin or at the destination terminal. We generate service revenues through performance of transportation services including railcar storage fees, transload services, silo storage and other miscellaneous services performed on behalf of our customers.
Due to sustained freezing temperatures in our area of operation during winter months, it is industry practice to halt excavation activities and operation of the wet plant during those months. As a result, we excavate and wash sand in excess of current delivery requirements during the months when those facilities are operational. This excess sand is placed in stockpiles that feed the dry plant and fill customer orders throughout the year.
Costs of Conducting Our Business
The principal expenses involved in production of raw frac sand are excavation costs, labor, utilities, maintenance and royalties. We have a contract with a third party to excavate raw frac sand, deliver the raw frac sand to our processing facility and move the sand from our wet plant to our dry plant. We pay a fixed price per ton excavated and delivered without regard to the amount of sand excavated that meets API specifications. Accordingly, we incur excavation costs with respect to the excavation of sand and other materials from which we ultimately do not derive revenue (rejected materials), and for sand which is still to be processed through the dry plant and not yet sold. However, the ratio of rejected materials to total amounts excavated has been, and we believe will continue to be, in line with our expectations, given the extensive core sampling and other testing we undertook at our facilities.
Labor costs associated with employees at our processing facilities represent the most significant cost of converting raw frac sand to finished product. We incur utility costs in connection with the operation of our processing facilities, primarily electricity and natural gas, which are both susceptible to fluctuations. Our facilities require periodic scheduled maintenance to ensure efficient operation and to minimize downtime. Excavation, direct and indirect labor, utilities and maintenance costs are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold.
We pay royalties to third parties at our facilities at various rates, as defined in the individual royalty agreements, at an aggregate rate up to $6.15 per ton of sand excavated, delivered at our on-site rail facilities and paid for by our customers.
The principal expenses involved in distribution of raw sand are the cost of purchased sand, freight charges, fuel surcharges, railcar lease expense, terminal switch fees, demurrage costs, storage fees, transload fees, labor and facility rent.
We purchase sand from our sponsor's Whitehall facility, through a long-term supply agreement with a third party at a specified price per ton and also through the spot market. We incur transportation costs including trucking, rail freight charges and fuel surcharges when transporting our sand from its origin to destination. We utilize a diverse base of railroads to transport our sand and transportation costs are typically negotiated through long-term working relationships.
We incur general and administrative costs related to our corporate operations. Under our partnership agreement and the services agreement with our sponsor and our general partner, our sponsor has discretion to determine, in good faith, the proper allocation of costs and expenses to us for its services, including expenses incurred by our general partner and its affiliates on our behalf. The allocation of such costs are based on management’s best estimate of time and effort spent on the respective operations and facilities. Under these agreements, we reimburse our sponsor for all direct and indirect costs incurred on our behalf.

How We Evaluate Our Operations
We utilize various financial and operational measures to evaluate our operations. Management measures the performance of the Partnership through performance indicators, including gross profit, contribution margin, earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and distributable cash flow.
Gross Profit and Contribution Margin
We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, and is used to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.  We believe contribution margin is a meaningful measure because it provides an operating and financial measure of our ability to generate margin in excess of our operating cost base.
We use gross profit, which we define as revenues less costs of goods sold, to measure our financial performance. We believe gross profit is a meaningful measure because it provides a measure of profitability and operating performance based on the historical cost basis of our assets.
As a result, contribution margin, contribution margin per ton, sales volumes, sales price per ton sold and gross profit are key metrics used by management to evaluate our results of operations.
EBITDA, Adjusted EBITDA and Distributable Cash Flow
We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. EBITDA and Adjusted EBITDA are supplemental measures utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis.
Note Regarding Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please read “Selected Financial Data—Non-GAAP Financial Measures.”
Market Conditions
Since August 2014, oil and natural gas prices have continued to decline and persist at levels well below those experienced during the first half of 2014. As a result, the number of rigs drilling for oil and gas fell dramatically throughout 2015 from the high levels achieved during third quarter 2014 and continue to fall into the first months of 2016. Due to the uncertainty regarding the timing and extent of a rebound, exploration and production companies sharply reduced their drilling activities in an effort to control costs during 2015. In addition, many exploration and production companies have announced that a significant number of wells drilled during 2015 have not yet been completed and may not be completed for an indefinite period. The combination of these factors, among others, has reduced proppant demand and pricing during 2015 from the levels experienced during 2014. Given the energy industry's outlook for 2016 activity levels, we expect the downward trend in well completion activity to continue in the first half, if not full year, of 2016 with more pressure on frac sand pricing and reduced sales volumes.
In general, pricing for Northern White frac sand increased throughout 2014 and reached its highest levels for the year during the fourth quarter. During 2015, spot market prices for Northern White frac sand have declined, as sand producers with excess inventories discounted sand pricing, and in some cases, substantially discounted sand pricing.

As a result of the market dynamics existing during 2015, we have engaged and continue to be engaged in ongoing discussions with all of our contract customers regarding pricing and volume requirements under our existing contracts. While these discussions continue, we have provided contract customers with temporary pricing discounts and/or make-whole waivers, in certain circumstances in exchange for, among other things, additional term and/or volume. We continue to engage in discussions and may deliver sand at prices or at volumes below those provided for in our existing contracts. We expect that these circumstances may continue to negatively affect our revenues, net income and cash generated from operations into 2016.
The following table presents sales, volume and pricing comparisons for the fourth quarter of 2015, as compared to the third quarter of 2015:

	Three Months Ended
	December 31,	September 30,		Percentage
	2015	2015	Change	Change
Revenues generated from the sale of frac sand (in thousands)	$62,776	$80,695	$(17,919)	(22)%
Tons sold	1,209,171	1,409,032	(199,861)	(14)%
Percentage of volumes sold in-basin	52%	49%	3%	6%
Average price per ton sold	$52	$57	$(5)	(9)%
We continued to provide additional price discounts to customers during the fourth quarter of 2015. Tons sold during the fourth quarter were 14% lower than the third quarter of 2015. The decreased volumes coupled with price discounts led to the decrease in frac sand revenues as compared to the prior quarter and were only partially offset by revenues from make-whole payments.
Our sales volumes and pricing may be lower in the future if demand for frac sand continues to decrease. Such decreases could have a negative impact on our future liquidity if it results in lower net income and/or cash flows generated from operations. In such a circumstance, we may access availability under our revolving credit agreement and continue to focus on reducing our operating expenses. Despite the current market declines, we continue to believe that the long-term fundamental trends for frac sand demand, including the increased use of sand per lateral foot in well completions, remain favorable.
We took several steps to ensure we continue to deliver low-cost solutions to our customers, including construction of additional in-basin storage facilities and marketing of our product through additional third-party operated terminals. We reduced the volumes of sand purchased from third parties, and are working to ensure that volumes were sourced at our lowest cost, combining our lowest production cost with the lowest origin to destination freight rates where possible. We strategically managed the size of our railcar fleet by reducing the use of system cars to reduce cost. We also focused on ensuring optimal origin and destination routing as we experienced a larger percentage of our sales being made FOB destination.
On October 9, 2015, we announced a reduction in force to our employees in connection with our plan to idle the Augusta production facility, which has a higher cost structure than our lowest cost production facility. Given the current macro environment, we continue to focus on reducing our costs to enhance profitability and better serve our customers. However, during the fourth quarter of 2015 and into 2016, we are incurring additional railcar storage expense upon delivery of additional leased railcars.

Results of Operations
The following table presents consolidated revenues and expenses for the periods indicated. This information is derived from the consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013.

	Year Ended December 31,
	2015	2014	2013
Revenues	$339,640	$386,547	$178,970
Costs of goods sold
Production costs	48,371	58,452	41,999
Other cost of sales	199,801	156,904	46,688
Depreciation, depletion and amortization	13,199	10,628	7,197
Gross profit	78,269	160,563	83,086
Operating costs and expenses	38,575	26,697	19,371
Income from operations	39,694	133,866	63,715
Other income (expense)
Interest expense	(13,903)	(9,946)	(3,671)
Net income	25,791	123,920	60,044
Income attributable to non-controlling interest	(145)	(955)	(274)
Net income attributable to Hi-Crush Partners LP	$25,646	$122,965	$59,770
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Revenues
Revenues generated from the sale of frac sand was $310,466 and $323,043 for the years ended December 31, 2015 and 2014, respectively, during which we sold 5,003,702 and 4,584,811 tons of frac sand, respectively. Average sales price per ton was $62 and $70 for the years ended December 31, 2015 and 2014, respectively. The sales prices between the two periods differ due to the mix in pricing of FOB plant and in-basin volumes (51% and 33% of tons were sold in-basin for the years ended December 31, 2015 and 2014, respectively), offset by changes in industry sales price trends. With the decline in oil and gas prices and resulting decline in drilling activity, we began discounting pricing for contract customers during 2015. Generally, sales prices per ton were rising throughout 2014, and declining throughout 2015. Price per ton exiting 2015 was significantly lower than 2014. Average sales price per ton was also somewhat impacted by the mix of product mesh sizes.
Other revenue related to transload, terminaling, silo leases, contract make-wholes and other services was $29,174 and $63,504 for the years ended December 31, 2015 and 2014, respectively. The level of transloading and logistics services provided at our destination terminals was increasing during 2014, and decreasing significantly during the corresponding period of 2015, both trends being in-line with industry demand for sand and our sales volumes. In addition, other revenue in 2015 includes $10,190 of make-whole payments related to the contract settlement payment described below.
Costs of goods sold – Production costs
We incurred production costs of $48,371 and $58,452 for the years ended December 31, 2015 and 2014, respectively.
The principal components of production costs involved in operating our business are excavation costs, plant operating costs and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following table provides a comparison of the drivers impacting the level of production costs for the years ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
Excavation costs	$13,240	$16,122
Plant operating costs	24,820	27,747
Royalties	10,311	14,583
Total production costs	$48,371	$58,452
The overall decrease in production costs was attributable to lower excavation costs paid to our third party excavator, improved operating efficiencies, which resulted in reduced volumes of rejected material, and a focus on sourcing our sand from our lowest cost facility and lower tonnage produced and delivered from our production facilities during the year ended December 31, 2015 as compared to the year ended December 31, 2014.
Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, railcar lease expense, terminal switch fees, demurrage costs, storage fees, transload fess, labor and facility rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold. Other cost components, including costs associated with storage in-basin, such as demurrage, and costs related to terminal operations, such as labor and rent, are charged to costs of goods sold in the period in which they are incurred.
We purchase sand from our sponsor's Whitehall facility, through a long-term supply agreement with a third party at a specified price per ton and through the spot market. For the years ended December 31, 2015 and 2014, we incurred $37,172 and $36,253 of purchased sand costs, respectively. The increase was due to increased volumes purchased from our sponsor's Whitehall facility, offset by a lower purchase price paid in 2015 as compared to 2014.
We incur transportation costs including freight charges, fuel surcharges and railcar lease costs when transporting our sand from its origin to destination. For the years ended December 31, 2015 and 2014, we incurred $143,006 and $104,919 of transportation costs, respectively, reflecting the increased volumes sold at our destination terminals. Other costs of sales was $19,623 and $15,732 during the years ended December 31, 2015 and 2014, respectively, and was primarily comprised of demurrage, storage and transload fees and on-site labor. The increase in transportation and other costs of sales was driven by increased throughput of tonnage at our destination terminals. The year ended December 31, 2015 was negatively impacted by repair costs of silos at our Smithfield terminal and increased rail diversion and storage costs primarily as a result of railcar moves to the Partnership's production facilities and long-term third party storage facilities.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the years ended December 31, 2015 and 2014, we incurred $13,199 and $10,628, respectively, of depreciation, depletion and amortization expense. The increase was driven by additional assets, including depreciation of the costs associated with the expansion of the Augusta facility, and depletion of additional acreage acquired during the second half of 2014.
Gross Profit
Gross profit was $78,269 and $160,563 for the years ended December 31, 2015 and 2014, respectively. Gross profit percentage declined from 41.5% for the year ended December 31, 2014 to 23.0% for the year ended December 31, 2015. The decline was primarily driven by pricing discounts and increased transportation costs as more volumes were sold at our destination terminals.
Operating Costs and Expenses
For the years ended December 31, 2015 and 2014, we incurred general and administrative expenses of $24,890 and $26,451, respectively. The decrease in such costs was primarily attributable to $768 of transaction costs associated with the Augusta Contribution in 2014 and decreased amortization of intangible assets of $1,731. In addition, general and administrative costs decreased with the closure of an administrative office in Sheffield, resulting in staffing reductions and a decrease in travel costs. These decreases were offset by increased costs associated with the Blair facility.
For the year ended December 31, 2015, we incurred impairments and other expenses of $25,659 related to the impairment of the Sand Supply Agreement, idled administrative and transload facilities, costs associated with staffing reductions and relocations and the write-off of costs associated with abandoned construction projects.
In December 2015, we received a settlement payment of $22,500 for past and future obligations under a customer contract, $12,310 of this settlement was recognized as other operating income, with the remainder of the payment recorded as other revenue for make-whole payments as described above.
Interest Expense
Interest expense was $13,903 and $9,946 for the years ended December 31, 2015 and 2014, respectively. The increase in interest expense during 2015 was primarily attributable to additional borrowings on our revolver and interest on our $200,000 senior secured term loan facility, which was fully drawn on April 28, 2014 to finance the Augusta Contribution. During 2015, we amended our revolving credit agreement and as a result of this modification, we accelerated amortization of $662 representing a portion of the remaining unamortized balance of debt issuance costs.
Net Income Attributable to Hi-Crush Partners LP
Net income attributable to Hi-Crush Partners LP was $25,646 and $122,965 for the years ended December 31, 2015 and 2014, respectively.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Revenues
Revenues generated from the sale of frac sand was $323,043 and $165,413 for the years ended December 31, 2014 and 2013, respectively, during which we sold 4,584,811 and 2,520,119 tons of frac sand, respectively. Average sales price was $70 and $66 for the years ended December 31, 2014 and 2013, respectively. The increase in sales price is due to the mix in pricing of FOB plant and FOB destination (67% and 79% of tons were sold FOB plant for the years ended December 31, 2014 and 2013, respectively) in addition to price increases in our contracts and spot sales reflecting improving market conditions in 2014.
Other revenue related to transload, terminaling, silo leases and other services was $63,504 and $13,557 for the years ended December 31, 2014 and 2013, respectively. Other revenue increased primarily as a result of inclusion of destination terminal operations for a full year in 2014 compared to slightly more than 6 months in 2013. Other services revenues also increased as customers who purchased sand at the rail origin utilized our logistics capabilities for transportation of the sand to the ultimate destination.
Costs of goods sold – Production costs
We incurred production costs of $58,452 and $41,999 for the years ended December 31, 2014 and 2013, respectively.
The principal components of production costs involved in operating our business are excavation costs, plant operating costs and royalties. Such costs, with the exception of royalties, are capitalized as a component of inventory and are reflected in costs of goods sold when inventory is sold. Royalties are charged to expense in the period in which they are incurred. The following table provides a comparison of the drivers impacting the level of production costs for the years ended December 31, 2014 and 2013.

	Year Ended December 31,
	2014	2013
Excavation costs	$16,122	$12,526
Plant operating costs	27,747	21,144
Royalties	14,583	8,329
Total production costs	$58,452	$41,999
The overall increase in production costs was attributable to higher tonnage produced and delivered from our production facilities during the year ended December 31, 2014 as compared to the year ended December 31, 2013, partially offset by reduced per ton costs due to operating efficiencies and reduced volumes of rejected material. Both factors are attributable, in part, to the increased production and sale of 100 mesh sand during the year ended December 31, 2014 compared to the prior year.
Costs of goods sold – Other cost of sales
The other principal costs of goods sold are the cost of purchased sand, freight charges, fuel surcharges, terminal switch fees, demurrage costs, storage fees, labor and rent. The cost of purchased sand and transportation related charges are capitalized as a component of inventory and are reflected in cost of goods sold when inventory is sold. Other cost components, including demurrage costs, storage fees, labor and rent are charged to costs of goods sold in the period in which they are incurred.
We purchase sand from our sponsor's Whitehall facility, through a long-term supply agreement with a third party at a specified price per ton and through the spot market. For the years ended December 31, 2014 and 2013, we incurred $36,253 and $9,975 of purchased sand costs, respectively. The increase in purchases of sand is primarily attributable to the start up of our sponsor's Whitehall operations in the third quarter of 2014. In addition, during the year ended December 31, 2013, we incurred $1,171 of non-cash costs associated with the sale of inventory marked up to fair value in connection with the D&I acquisition.
We incur transportation costs including trucking, freight charges and fuel surcharges when transporting our sand from its origin to destination. For the years ended December 31, 2014 and 2013, we incurred $104,919 and $25,292 of transportation costs, respectively. Other costs of sales was $15,732 and $10,250 during the years ended December 31, 2014 and 2013, respectively, and was primarily comprised of demurrage, storage fees and on-site labor. The increase in transportation and other costs of sales was driven by increased throughput of tonnage at our destination terminals.
Costs of goods sold – Depreciation, depletion and amortization of intangible assets
For the years ended December 31, 2014 and 2013, we incurred $10,628 and $7,197, respectively, of depreciation, depletion and amortization expense.
Gross Profit
Gross profit was $160,563 and $83,086 for the years ended December 31, 2014 and 2013, respectively. Gross profit was primarily impacted by additional tons sold and reduced production per ton produced and delivered.

Operating Costs and Expenses
For the years ended December 31, 2014 and 2013, we incurred general and administrative expenses of $26,451 and $19,096, respectively. The increase in such costs was attributable to increased amortization of intangible assets of $793, unit-based compensation of $1,470, and higher payroll and related costs from additional sponsor headcount. This increase was offset by lower transaction costs, as we incurred $768 in 2014 related to the Augusta Contribution, as compared to the $2,179 of costs incurred in 2013 related to our acquisition of D&I and our preferred interest in Augusta and $1,143 of legal and advisory costs.
Interest Expense
Interest expense was $9,946 and $3,671 for the years ended December 31, 2014 and 2013, respectively. The increase in interest expense during 2014 was primarily attributable to interest on our new $200,000 senior secured term loan facility, which was fully drawn on April 28, 2014 to finance the Augusta Contribution.
Net Income Attributable to Hi-Crush Partners LP
Net income attributable to Hi-Crush Partners LP was $122,965 and $59,770 for the years ended December 31, 2014 and 2013, respectively.
Liquidity and Capital Resources
Overview
We expect our principal sources of liquidity will be cash generated by our operations, supplemented by borrowings under our revolving credit agreement, as available. We believe that cash from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements. As of February 19, 2016, our sources of liquidity consisted of $12,443 of available cash and $39,847 pursuant to available borrowings under our revolving credit agreement ($100,000, net of $52,500 of indebtedness and $7,653 letter of credit commitments). Our revolving credit agreement contains covenants requiring us to maintain a minimum quarterly EBITDA, allows distributions to unitholders up to 50% of quarterly distributable cash flow after quarterly debt payments on the term loan, and requires that capital expenditures during 2016 not exceed $28,000. As of December 31, 2015, we were in compliance with the covenants contained in our revolving credit agreement. We expect to be in compliance with the covenants during 2016. However, our ability to comply with such covenants in the future could be affected by the levels of cash flows from our operations and events and circumstances beyond our control. If market or other economic conditions deteriorate, our risk of non-compliance may increase. In addition, we have a $200,000 senior secured term loan facility which permits us to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Our General Partner is also authorized to issue an unlimited number of units without the approval of existing limited partner unitholders.
We expect that our future principal uses of cash will be for working capital, capital expenditures, funding debt service obligations and making distributions to our unitholders. Capital expenditures totaled $121,358 during the year ended December 31, 2015, representing the completion of the Augusta expansion, capital expenditures associated with the construction of the Blair facility, and expanding silo storage capacity at our terminals in Pennsylvania and Ohio, among other projects. Excluding costs associated with the completion of Blair, we plan to spend $15,000 to $25,000 in 2016 related to facilities under construction in Colorado and Texas, and expansion of rail capacity at our Wyeville facility, among other projects. On October 26, 2015, our General Partner’s board of directors announced the temporary suspension of our quarterly distribution to common unitholders in order to conserve cash and preserve liquidity. It is currently uncertain when market conditions will improve, at which time it would be appropriate to reinstate the distribution.
Credit Ratings
As of February 19, 2016, the credit rating of the Partnership’s senior secured term loan credit facility was BB- from Standard and Poor’s and B3 from Moody’s.
The credit ratings of the Partnership’s senior secured term loan facility reflect only the view of a rating agency and should not be interpreted as a recommendation to buy, sell or hold any of our securities.  A credit rating can be revised upward or downward or withdrawn at any time by a rating agency, if it determines that circumstances warrant such a change.  A credit rating from one rating agency should be evaluated independently of credit ratings from other rating agencies.

Working Capital
Working capital is the amount by which current assets exceed current liabilities and is a measure of our ability to pay our liabilities as they become due. At the end of any given period, accounts receivable and payable tied to sales and purchases are relatively balanced to the volume of tons sold during the period. The factors that typically cause overall variability in the Partnership's working capital are (1) the Partnership's cash position, (2) inventory levels, which the Partnership closely manages, or (3) major structural changes in the Partnership's asset base or business operations, such as any acquisition, divestures or organic capital expenditures. As of December 31, 2015, we had a working capital deficit of $63,124, as compared to a positive working capital balance of $16,142 at December 31, 2014. The deficit as of December 31, 2015 is due to increased advances received from our sponsor to finance the construction of the Blair facility. Excluding the $105,250 of outstanding sponsor advances, our working capital balance would be positive $42,126 as of December 31, 2015.
The following table summarizes our working capital as of the dates indicated.

	Year Ended December 31,
	2015	2014
Current assets:
Accounts receivable, net	$41,477	$82,117
Inventories	27,971	23,684
Prepaid expenses and other current assets	4,840	6,558
Total current assets	$74,288	$112,359
Current liabilities:
Accounts payable	$24,237	$26,048
Accrued and other current liabilities	6,429	12,249
Due to sponsor	106,746	57,920
Total current liabilities	137,412	96,217
Working capital (deficit)	$(63,124)	$16,142
Accounts receivable decreased by $40,640 during the year ended December 31, 2015, which was primarily driven by lower sales volumes and pricing during 2015 compared to 2014.
Our inventory consists primarily of sand that has been excavated and processed through the wet plant and finished goods. The increase in our inventory of $4,287 was primarily driven by a $2,935 increase in our stockpile for processing through the dry plant during the winter months resulting from declining sales volumes. Most of our finished goods inventory is either in transit or held at our terminals for future sale.
Prepaid expenses and other current assets decreased by $1,718 during the year ended December 31, 2015. The decrease was primarily driven by the application of deposits for the purchase of equipment offset by prepayments associated with our fleet of leased railcars.
Accounts payable and accrued liabilities decreased by $7,631 on a combined basis, primarily due to a decrease in the outstanding payables associated with the 2014 expansion project at our Augusta facility, as well as timing of payments on current construction projects offset by an increase in payables related to the Blair facility's construction. The decrease was also attributable to lower sales volumes, resulting in lower purchasing and other spending during the year ended December 31, 2015 as compared to 2014.
Our balance due to our sponsor increased $48,826 during the year ended December 31, 2015, primarily as a result of increased advances by our sponsor to fund construction of the Blair facility, offset by a decrease in payables for sand purchased from our sponsor's Whitehall facility. On August 31, 2016, $120,950 of sponsor advances were converted into capital.
The following table provides a summary of our cash flows for the periods indicated.

	Year Ended December 31,
	2015	2014	2013
Net cash provided by (used in):
Operating activities	$83,649	$104,265	64,323
Investing activities	(120,667)	(306,431)	(105,585)
Financing activities	43,263	186,367	51,372

Cash Flows - Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Operating Activities
Net cash provided by operating activities was $83,649 and $104,265 for the years ended December 31, 2015 and 2014, respectively. Operating cash flows include $25,791 and $123,920 of net income earned during the years ended December 31, 2015 and 2014, respectively, adjusted for non-cash operating expenses and changes in operating assets and liabilities described above. The decrease in cash flows from operations was primarily attributable to decreased gross profit margins, offset by a net decrease in our working capital associated with lower revenues in 2015 as compared to 2014.
Investing Activities
Capital expenditures for property, plant and equipment was $121,358 for the year ended December 31, 2015, and primarily consisted of expenditures for the construction of our Blair facility, expansion of our Augusta facility, expansion of silo storage at our terminals in Pennsylvania and Ohio, and costs associated with facilities under construction in Colorado and Texas. During the year ended December 31, 2015, $691 of restricted cash was released from escrow upon completion of a project.
Net cash used in investing activities was $306,431 for the year ended December 31, 2014, which primarily consisted of the $224,250 cost of the Augusta Contribution, capital expenditures primarily associated with the construction of our Blair facility, an expansion of our Augusta facility, purchases of additional equipment and construction of facilities to produce and store 100 mesh product at our facilities, and construction costs for our terminal facility in the Permian basin.
Financing Activities
Net cash provided by financing activities was $43,263 for the year ended December 31, 2015, and was comprised of $52,500 of net borrowings under the revolving credit agreement, $63,266 of advances from our sponsor and $403 of proceeds from participants in our unit purchase program, offset by $70,072 of distributions to our unitholders, $406 of loan origination costs, and $2,428 of repayments of our long-term debt.
Net cash provided by financing activities was $186,367 for the year ended December 31, 2014, and was comprised of $198,000 of cash proceeds from the term loan issuance, $41,984 of advances from our sponsor and $170,693 from the issuance of 4,325,000 common units, offset by $77,421 of distributions paid to our unitholders, $7,120 of loan origination costs, a $138,250 repayment of our prior revolving credit facility and a $1,500 repayment of our term loan.
Cash Flows - Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
Operating Activities
Net cash provided by operating activities was $104,265 and $64,323 for the years ended December 31, 2014 and 2013, respectively. Operating cash flows include $123,920 and $60,044 of net income earned during the years ended December 31, 2014 and 2013, respectively, adjusted for non-cash operating expenses and changes in operating assets and liabilities described above. The increase in cash flows from operations was primarily attributable to additional cash flows generated from increased sales volumes.
Investing Activities
Net cash used in investing activities was $306,431 for the year ended December 31, 2014 and primarily consisted of the $224,250 cost of the Augusta Contribution, and capital expenditures primarily associated with the the construction of our Blair facility, a 1,000,000 ton expansion of processing capacity at our Augusta facility, purchases and construction of additional equipment and facilities to produce and store 100 mesh product at our production facilities, and construction costs for a new terminal facility in the Permian basin.
Net cash used in investing activities was $105,585 for the year ended December 31, 2013 and consisted primarily of cash payments of $94,955 paid for D&I and construction costs related to a new conveyor system installed over the rail line bisecting the Wyeville facility.
Financing Activities
Net cash provided by financing activities was $186,367 for the year ended December 31, 2014, and was comprised of $198,000 of cash proceeds from the term loan issuance, $41,984 of advances from our sponsor, and $170,693 from the issuance of 4,325,000 common units, offset by $77,421 of distributions paid to our unitholders, $7,120 of loan origination costs, a $138,250 repayment of our prior revolving credit facility and a $1,500 repayment of our term loan.
Net cash provided by financing activities was $51,372 for the year ended December 31, 2013, which included receipts of $138,250 of borrowings under our prior revolving credit facility and $5,615 of net repayments of affiliate financing from our sponsor. These inflows were offset by $58,414 of distributions, $829 of loan origination costs and a $33,250 repayment of long-term debt by Augusta.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material effect on our current or future financial condition, changes in financial condition, sales, expenses, results of operations, liquidity, capital expenditures or capital resources.
The Partnership has long-term operating leases for railcars and equipment used at its terminal sites, some of which are also under long-term lease agreements with various railroads.
Capital Requirements
During the year ended December 31, 2015, we spent $121,358 related to construction of our Blair facility, the expansion of silo storage capacities at our terminals in Pennsylvania and Ohio, an expansion of our Augusta facility, and costs associated with facilities under construction in Colorado and Texas. We have entered into definitive agreements to jointly develop and operate three energy rail hubs, one in the DJ Basin and two in the Permian Basin. There are no other significant anticipated capital requirements associated with our production facilities. Excluding costs associated with the completion of Blair, we plan to spend $15,000 to $20,000 in 2016 related to facilities under construction in Colorado and Texas, and expansion of rail capacity at our Wyeville facility, among other projects. As of December 31, 2015, the Company had approximately $9,300 of remaining contractual commitments for construction of the Blair facility. Construction was completed in the first half of 2016.
Revolving Credit Agreement and Senior Secured Term Loan Facility
As of February 19, 2016, we have a $100,000 senior secured revolving credit agreement (our "revolving credit agreement"), which matures in April 2019. As of February 19, 2016, we had $52,500 of borrowings and $39,847 of undrawn borrowing capacity ($100,000, net of $52,500 of indebtedness and $7,653 letter of credit commitments) under our revolving credit agreement. The revolving credit agreement is available to fund working capital and for other general corporate purposes, including the making of certain restricted payments permitted therein. Borrowings under our revolving credit agreement are secured by substantially all of our assets.
As of February 19, 2016, we have a $200,000 senior secured term loan facility (our "senior secured term loan facility"), which matures in April 2021. As of February 19, 2016, the senior secured term loan facility was fully drawn with a $196,500 balance outstanding. The senior secured term loan facility permits us to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Any incremental senior secured term loan facility would be on terms to be agreed among us, the administrative agent under the senior secured term loan facility and the lenders who agree to participate in the incremental facility. Borrowings under our senior secured term loan facility are secured by substantially all of our assets.
Subsidiary Guarantors
The Partnership has filed a registration statement on Form S-3 to register, among other securities, debt securities. Each of the subsidiaries of the Partnership as of March 31, 2014 (other than Hi-Crush Finance Corp., whose sole purpose is to act as a co-issuer of any debt securities) was a 100% directly or indirectly owned subsidiary of the Partnership (the “guarantors”), and will issue guarantees of the debt securities, if any of them issue guarantees, and such guarantees will be full and unconditional and will constitute the joint and several obligations of such guarantors. As of December 31, 2015, the guarantors were our sole subsidiaries, other than Hi-Crush Finance Corp., Hi-Crush Augusta Acquisition Co. LLC, Hi-Crush Blair LLC, Hi-Crush Canada Inc. and Hi-Crush Canada Distribution Corp., which are 100% owned subsidiaries, and Hi-Crush Augusta LLC, of which we own 98.0% of the common equity interests.
As of December 31, 2015, the Partnership had no assets or operations independent of its subsidiaries, and there were no significant restrictions upon the ability of the Partnership or any of its subsidiaries to obtain funds from its respective subsidiaries by dividend or loan. As of December 31, 2015, none of the assets of our subsidiaries represented restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.
Customer Concentration
For the year ended December 31, 2015, sales to each of FTS International, Halliburton, Liberty and Weatherford accounted for greater than 10% of our total revenues. For the years ended December 31, 2014 and 2013, sales to each of FTS International, Halliburton and Weatherford accounted for greater than 10% of our total revenues.

Contractual Obligations
The following table presents our contractual obligations and other commitments as of December 31, 2015:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Asset retirement obligations (a)	$7,066	$—	$—	$—	$7,066
Repayment of term loan	194,971	2,000	4,000	4,000	184,971
Repayment of revolver	52,500	—	—	52,500	—
Repayment of other notes payable	6,924	1,258	5,666	—	—
Acquisition of land (b)	6,176	2,500	—	3,676	—
Operating lease obligations (c)	121,462	24,573	48,530	35,835	12,524
Minimum purchase commitments (d)	11,265	1,007	2,340	3,350	4,568
Commitments for Blair facility construction (e)	9,300	9,300	—	—	—
Total contractual obligations	$409,664	$40,638	$60,536	$99,361	$209,129

(a)
The asset retirement obligations represent the fair value of the post closure reclamation and site restoration commitments for our property and processing facilities located in Augusta, Wisconsin and Wyeville, Wisconsin.

(b)
On October 24, 2014, the Partnership entered into a purchase and sale agreement to acquire certain tracts of land and specific quantities of the underlying frac sand deposits. The transaction includes three separate tranches of land and deposits, to be acquired over a three-year period from 2014 through 2016. During the years ended December 31, 2015 and 2014, the Partnership acquired two tranches of land for $12,352. As of December 31, 2015, the Partnership has the commitment to purchase the remaining tranche during 2016 for total consideration of $6,176.

(c)
In addition, the Partnership has placed orders for additional railcars. Such long-term operating leases commence upon the future delivery of railcars, which will result in additional future minimum operating lease payments. During the next two years, we expect to receive delivery of approximately 1,000 additional leased railcars. Following delivery of these additional railcars, we estimate our 2018 annual minimum lease payments will increase to approximately $33,000.

(d)
During 2015, we entered into a service agreement with a transload service provider which requires us to purchase a minimum amount of services over a specific period of time at a specific location. Our failure to purchase the minimum level of services would require us to pay a shortfall fee. However, the minimum quantities set forth in the agreement are not in excess of our current forecasted requirements at this location.

(e)	As of December 31, 2015, the Partnership had approximately $9,300 of remaining contractual commitments for construction of the Blair facility. Construction was completed in the first half of 2016.
Environmental Matters
We are subject to various federal, state and local laws and regulations governing, among other things, hazardous materials, air and water emissions, environmental contamination and reclamation and the protection of the environment and natural resources. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.
Recent Accounting Pronouncements
In July 2015, the FASB issued Accounting Standards Update No. 2015-11, which specifies that all inventory, excluding inventory that is measured using the last-in, first-out method or the retail inventory method, be measured at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The amendment is effective for the Partnership beginning in the first quarter of 2017, with early adoption permitted, and should be applied prospectively. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnote disclosures, but does not anticipate that adoption will have a material impact on its financial position, results of operations or cash flows.

In April 2015, the FASB issued Accounting Standards Update No. 2015-06, which specifies that for purposes of calculating historical earnings per unit under the two-class method, the earnings (losses) of a transferred business before the date of a drop down transaction should be allocated entirely to the general partner. In that circumstance, the previously reported earnings per unit of the limited partners (which is typically the earnings per unit measure presented in the financial statements) would not change as a result of the drop down transaction. In addition, the standard requires additional qualitative disclosures about how the rights to the earnings (losses) differ before and after the drop down transaction occurs for purposes of computing earnings per unit under the two-class method. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2016, and should be applied retrospectively. Adoption of this new accounting guidance will not have a material impact on the Partnerships financial position, results of operations or cash flows.
In April 2015, the FASB issued Accounting Standards Update No. 2015-03, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2016, at which time any debt issuance costs associated with debt liabilities will be presented as a direct deduction from the carrying amount of the debt liability. However, debt issuance costs associated with any revolving credit facility will remain an asset within the consolidated balance sheets.
In February 2015, the FASB issued Accounting Standards Update No. 2015-02, which is intended to improve upon and simplify the consolidation assessment required to evaluate whether organizations should consolidate certain legal entities such as limited partnerships, limited liability companies, and securitization structures. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2016. The Partnership anticipates that the adoption of this amended guidance will not materially affect its financial position, results of operations or cash flows.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally acceptable in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.
Listed below are the accounting policies we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations.
Inventories
Sand inventory is stated at the lower of cost or market using the average cost method.
Inventory manufactured at our plant facilities includes direct excavation costs, processing costs, overhead allocation, depreciation and depletion. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile. Tonnages are verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpiles based on the number of tons in the stockpile.
Inventory transported for sale at our terminal facilities includes the cost of purchased or manufactured sand, plus transportation related charges.
Spare parts inventory includes critical spares, materials and supplies. We account for spare parts on a first-in, first-out basis, and value the inventory at the lower of cost or market. Detail reviews are performed related to the net realizable value of the spare parts inventory, giving consideration to quality, excessive levels, obsolescence and other factors.
Depletion
We amortize the cost to acquire land and mineral rights using a units-of-production method, based on the total estimated reserves and tonnage extracted each period.
Impairment of Long-lived Assets
Recoverability of investments in property, plant and equipment, and mineral rights is evaluated annually. Estimated future undiscounted net cash flows are calculated using estimates of proven and probable sand reserves, estimated future sales prices (considering historical and current prices, price trends and related factors) and operating costs and anticipated capital expenditures. Reductions in the carrying value of our investment are only recorded if the undiscounted cash flows are less than our book basis in the applicable assets.

Impairment losses are recognized based on the extent that the remaining investment exceeds the fair value, which is determined based upon the estimated future discounted net cash flows to be generated by the property, plant and equipment and mineral rights.
Management’s estimates of prices, recoverable proven and probable reserves and operating and capital costs are subject to certain risks and uncertainties which may affect the recoverability of our investments in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flows expected to be generated from its operating property.
During the year ended December 31, 2015, we elected to idle five destination transload facilities and three rail origin transload facilities.  In addition, to consolidate our administrative functions, we have closed down an office facility in Pennsylvania. As a result of these actions, we recognized an impairment of $6,186 related to the write-down of transload and office facilities' assets to their net realizable value. No impairment charges were recorded during the years ended December 31, 2014 and 2013.
Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Partnership performs an assessment of the recoverability of goodwill during the third quarter of each fiscal year, or more often if events or circumstances indicate the impairment of an asset may exist. Our assessment of goodwill is based on qualitative factors to determine whether the fair value of the reporting unit is more likely than not less than the carrying value. An additional quantitative impairment analysis is completed if the qualitative analysis indicates that the fair value is not substantially in excess of the carrying value. The quantitative analysis determines the fair value of the reporting unit based on the discounted cash flow method and relative market-based approaches.
During 2015, global oil and natural gas commodity prices, particularly crude oil, significantly decreased as compared to 2014. This decrease in commodity prices has had, and is expected to continue to have, a negative impact on industry drilling and well completion activity, which affects the demand for frac sand.  We expect that these circumstances may continue to negatively affect our revenues, net income and cash generated from operations into 2016.
We performed our annual assessment of the recoverability of goodwill during the third quarter of 2015. Although we have seen a significant decrease in the price of our common units since August 2014, which has resulted in an overall reduction in our market capitalization, our market capitalization exceeded our recorded net book value as of September 30, 2015.  We updated our internal business outlook of the D&I reporting unit to consider the current economic environment that affects our operations. As part of the first step of goodwill impairment testing, we updated our assessment of our future cash flows, applying expected long-term growth rates, discount rates, and terminal values that we consider reasonable. We calculated a present value of the cash flows to arrive at an estimate of fair value under the income approach, and then used the market approach to corroborate this value. As a result of these estimates, we determined that there was no impairment of goodwill.
Uncertain market conditions for frac sand resulting from current oil and natural gas prices continue. Should energy industry conditions further deteriorate, there is a possibility that the $33,745 of goodwill resulting from the acquisition of D&I in 2013 may be impaired in a future period.  Any resulting non-cash impairment charges to earnings may be material. Specific uncertainties affecting our estimated fair value include the impact of competition, the prices of frac sand, future overall activity levels and demand for frac sand, the activity levels of our significant customers, and other factors affecting the rate of our future growth. These factors were reviewed and assessed during the fourth quarter of 2015 and will continue to be assessed going forward. Additional adverse developments with regard to these factors could have a further negative impact on our fair value.
We amortize the cost of other intangible assets on a straight line basis over their estimated useful lives, ranging from 1 to 20 years. An impairment assessment is performed if events or circumstances occur and may result in the change of the useful lives of the intangible assets. During the year ended December 31, 2015, we completed an impairment assessment of the intangible asset associated with the Sand Supply Agreement.  Given current market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606.
Revenue Recognition
Frac sand sales revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin or at the destination terminal. At that point, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of sand deliveries are recorded as deferred revenue. Revenue from make-whole provisions in our customer contracts is recognized at the end of the defined cure period.
A substantial portion of our frac sand is sold to customers with whom we have long-term supply agreements, the current terms of which expire between 2017 and 2021. The agreements define, among other commitments, the volume of product that the Partnership must provide, the price that will be charged to the customer, and the volume that the customer must purchase by the end of the defined cure periods, which can range from three months to the end of a contract year.

Transportation services revenues are recognized as the services have been completed, meaning the related services have been rendered. At that point, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of transportation services being rendered are recorded as deferred revenue.
Asset Retirement Obligations
In accordance with Accounting Standards Codification (“ASC”) 410-20, Asset Retirement Obligations, we recognize reclamation obligations when incurred and record them as liabilities at fair value. In addition, a corresponding increase in the carrying amount of the related asset is recorded and depreciated over such asset’s useful life. The reclamation liability is accreted to expense over the estimated productive life of the related asset and is subject to adjustments to reflect changes in value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs.
Fair Value of Financial Instruments
The amounts reported in the balance sheet as current assets or liabilities, including cash, accounts receivable, accounts payable, accrued and other current liabilities approximate fair value due to the short-term maturities of these instruments. The fair value of the senior secured term loan approximated $151,305 as of December 31, 2015, based on the market price quoted from external sources, compared with a carrying value of $196,500. If the senior secured term loan was measured at fair value in the financial statements, it would be classified as Level 2 in the fair value hierarchy.
Net Income per Limited Partner Unit
We have identified the sponsor’s incentive distribution rights as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income per unit applicable to limited partners is computed by dividing limited partners’ interest in net income, after deducting any sponsor incentive distributions, by the weighted-average number of outstanding limited partner units. Through March 31, 2014, basic and diluted net income per unit were the same as there were no potentially dilutive common or subordinated units outstanding.
Through August 15, 2014, the 3,750,000 Class B units outstanding did not have voting rights or rights to share in the Partnership’s periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses, and so were not deemed to be participating securities in their form as Class B units. In addition, the conversion of the Class B units into common units was fully contingent upon the satisfaction of defined criteria pertaining to the cumulative payment of distributions and earnings per unit of the Partnership. As such, until all of the defined payment and earnings criteria were satisfied, the Class B units were not included in our calculation of either basic or diluted earnings per unit. As such, for the quarter ended June 30, 2014, the Class B units were included in our calculation of diluted earnings per unit. On August 15, 2014, the Class B units converted into common units, at which time income allocations commenced on such units and the common units were included in our calculation of basic and diluted earnings per unit.
The Partnership's historical financial information has been recast to consolidate Augusta and Blair for all periods presented. The amounts of incremental income or losses recast to periods prior to the Augusta Contribution and Blair Contribution are excluded from the calculation of net income per limited partner unit.
Income Taxes
The Partnership is a pass-through entity and is not considered a taxing entity for federal tax purposes. Therefore, there is not a provision for income taxes in the accompanying Condensed Consolidated Financial Statements. The Partnership's net income or loss is allocated to its partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At December 31, 2015 and 2014, the Partnership did not have any liabilities for uncertain tax positions or gross unrecognized tax benefit.
Related Party Transactions
Effective August 16, 2012, our sponsor entered into a Services Agreement with our General Partner, Hi-Crush Services and the Partnership, pursuant to which Hi-Crush Services provides certain management and administrative services to the Partnership to assist in operating the Partnership’s business. Under the Services Agreement, the Partnership reimburses Hi-Crush Services and its affiliates, on a monthly basis, for the allocable expenses it incurs in its performance under the Services Agreement. These expenses include, among other things, administrative, rent and other expenses for individuals and entities that perform services for the Partnership. Hi-Crush Services and its affiliates will not be liable to the Partnership for its performance of services under the Services Agreement, except for liabilities resulting from gross negligence. During the years ended December 31, 2015, 2014 and 2013, the Partnership incurred $4,404, $9,421 and $5,122, respectively, of management and administrative service expenses from Hi-Crush Services.
In the normal course of business, our sponsor and its affiliates, including Hi-Crush Services, and the Partnership may from time to time make payments on behalf of each other.

As of December 31, 2015 and 2014, an outstanding balance of $106,746 and $57,920, respectively, payable to our sponsor, primarily for construction advances made to Blair, is maintained as a current liability under the caption “Due to sponsor”.
During the years ended December 31, 2015 and 2014, the Partnership purchased $33,406 and $23,705, respectively, of sand from Hi-Crush Whitehall LLC, a subsidiary of our sponsor and the entity that owns the sponsor's Whitehall facility, at a purchase price in excess of our production cost per ton.
During the years ended December 31, 2015 and 2014, the Partnership purchased $2,754 and $1,385, respectively, of sand from Goose Landing, LLC, a wholly owned subsidiary of Northern Frac Proppants II, LLC. The father of Mr. Alston, who is our general partner's Chief Operating Officer, owned a beneficial equity interest in Northern Frac Proppants II, LLC. The terms of the purchase price were the result of arm's length negotiations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
HI-CRUSH PARTNERS LP

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Hi-Crush GP LLC
and Unitholders of Hi-Crush Partners LP

In our opinion, the accompanying consolidated balance sheets as of December 31, 2015 and 2014 and the related consolidated statements of operations, partners’ capital and cash flows present fairly, in all material respects, the financial position of Hi-Crush Partners LP and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015 based on criteria established in Internal Control - Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements and on the Partnership's internal control over financial reporting based on our audits which were integrated audits in 2015 and 2014. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 23, 2016, except for the effects of the merger of entities under common control discussed in Note 4, as to which the date is September 6, 2016.

HI-CRUSH PARTNERS LP
Consolidated Balance Sheets
(In thousands, except unit amounts)

	December 31,
	2015 (a)	2014 (a)
Assets
Current assets:
Cash	$11,054	$4,809
Restricted cash	—	691
Accounts receivable, net	41,477	82,117
Inventories	27,971	23,684
Prepaid expenses and other current assets	4,840	6,558
Total current assets	85,342	117,859
Property, plant and equipment, net	393,512	284,394
Goodwill and intangible assets, net	45,524	66,750
Other assets	14,184	12,826
Total assets	$538,562	$481,829
Liabilities, Equity and Partners' Capital
Current liabilities:
Accounts payable	$24,237	$26,048
Accrued and other current liabilities	6,429	12,249
Due to sponsor	106,746	57,920
Current portion of long-term debt	3,258	2,000
Total current liabilities	140,670	98,217
Long-term debt	251,137	198,364
Asset retirement obligations	7,066	6,730
Total liabilities	398,873	303,311
Commitments and contingencies
Equity and Partners' Capital:
General partner interest	—	—
Limited partners interest, 36,959,970 and 36,952,426 units outstanding, respectively	134,096	175,857
Total partners' capital	134,096	175,857
Non-controlling interest	5,593	2,661
Total equity and partners' capital	139,689	178,518
Total liabilities, equity and partners' capital	$538,562	$481,829

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 4.

See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Consolidated Statements of Operations
(In thousands, except per unit amounts)

	Year Ended December 31,
	2015 (a)	2014 (a)(b)	2013 (b)
Revenues	$339,640	$386,547	$178,970
Cost of goods sold (including depreciation, depletion and amortization)	261,371	225,984	95,884
Gross profit	78,269	160,563	83,086
Operating costs and expenses:
General and administrative expenses	24,890	26,451	19,096
Impairments and other expenses (Note 15)	25,659	—	47
Accretion of asset retirement obligations	336	246	228
Other operating income	(12,310)	—	—
Income from operations	39,694	133,866	63,715
Other income (expense):
Interest expense	(13,903)	(9,946)	(3,671)
Net income	25,791	123,920	60,044
Income attributable to non-controlling interest	(145)	(955)	(274)
Net income attributable to Hi-Crush Partners LP	$25,646	$122,965	$59,770
Earnings per limited partner unit:
Basic	$0.73	$3.09	$2.08
Diluted	$0.73	$3.00	$2.08

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 4.

(b)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 4.
See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2015 (a)	2014 (a)(b)	2013 (b)
Operating activities:
Net income	$25,791	$123,920	$60,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	12,270	8,858	6,132
Loss on disposal or impairments of property, plant and equipment	6,514	—	191
Amortization of intangible assets	2,620	5,186	3,687
Loss on impairment of intangible assets	18,606	—	—
Amortization of deferred charges into interest expense	2,293	1,264	463
Management fees paid by Member on behalf of Hi-Crush Augusta LLC	—	492	1,424
Accretion of asset retirement obligations	336	246	228
Unit-based compensation to independent directors and employees	2,983	1,470	100
Income from restricted cash	—	—	(2)
Changes in operating assets and liabilities:
Accounts receivable	40,640	(44,675)	(10,201)
Prepaid expenses and other current assets	1,645	(4,837)	(250)
Inventories	(2,406)	(1,738)	(4,034)
Other assets	(2,962)	(2,974)	(2,234)
Accounts payable	(3,773)	6,889	(4,201)
Accrued and other current liabilities	(6,468)	4,580	4,339
Due to sponsor	(14,440)	5,584	10,352
Deferred revenue	—	—	(1,715)
Net cash provided by operating activities	83,649	104,265	64,323
Investing activities:
Capital expenditures for property, plant and equipment	(121,358)	(82,181)	(10,630)
Acquisition of Hi-Crush Augusta LLC	—	(224,250)	—
Acquisition of D&I Silica LLC, net	—	—	(94,955)
Restricted cash, net	691	—	—
Net cash used in investing activities	(120,667)	(306,431)	(105,585)
Financing activities:
Proceeds from issuance of long-term debt	65,000	198,000	138,250
Repayment of long-term debt	(14,928)	(139,750)	(33,250)
Proceeds from equity issuance, net	—	170,693	—
Proceeds from unit purchase program participants	403	—	—
Affiliate financing, net	63,266	41,984	5,615
Loan origination costs	(406)	(7,120)	(829)
Redemption of common units	—	(19)	—
Distributions paid	(70,072)	(77,421)	(58,414)
Net cash provided by financing activities	43,263	186,367	51,372
Net increase (decrease) in cash	6,245	(15,799)	10,110
Cash at beginning of period	4,809	20,608	10,498
Cash at end of period	$11,054	$4,809	$20,608
Non-cash investing and financing activities:
Increase (decrease) in accounts payable and accrued liabilities for additions to property, plant and equipment	$1,962	$9,051	$(1,994)
Affiliate debts converted into non-controlling interest	—	—	38,172
Issuance of common units for acquisition of D&I Silica, LLC	—	—	37,538
Debt financed capital expenditures	3,676	3,676	—
Increase in accrued distribution equivalent rights	245	—	—
Expense paid by Member on behalf of Hi-Crush Blair LLC	2,787	182	—
Increase in property, plant and equipment for asset retirement obligations	—	1,857	—
Cash paid for interest	$11,610	$8,682	$3,123

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 4.

(b)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 4.
See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Consolidated Statements of Partners’ Capital
(In thousands)

	General Partner Capital	Sponsor Class B Units	Limited Partners
			Common Unit Capital	Sponsor Subordinated Unit Capital	Total Limited Partner Capital	Total Partner Capital	Non-Controlling Interest	Total Equity and Partners Capital
Balance at January 1, 2013	$—	$—	$47,566	$47,563	$95,129	$95,129	$(2)	$95,127
Issuance of 5,522 common units to independent directors	—	—	100	—	100	100	—	100
Issuance of 1,578,947 common units in acquisition of D&I Silica, LLC	—	—	37,358	—	37,358	37,358	—	37,358
Conversion of advances to Hi-Crush Proppants LLC (b)	—	9,543	—	—	—	9,543	38,172	47,715
Management fees paid by sponsor on behalf of the Partnership (b)	—	—	—	—	—	—	1,424	1,424
Distributions (b)	—	—	(27,656)	(26,121)	(53,777)	(53,777)	(4,637)	(58,414)
Net income (b)	—	—	30,953	28,817	59,770	59,770	274	60,044
Balance at December 31, 2013	—	9,543	88,321	50,259	138,580	148,123	35,231	183,354
Issuance of 12,554 common units to independent directors and employees	—	—	458	—	458	458	—	458
Unit-based compensation expense	—	—	1,109	—	1,109	1,109	—	1,109
Management fees paid by sponsor on behalf of the Partnership (b)	—	—	—	—	—	—	492	492
Issuance of 4,325,000 common units, net	—	—	170,693	—	170,693	170,693	—	170,693
Acquisition of 390,000 common units of Hi-Crush Augusta LLC	—	—	(111,794)	(78,257)	(190,051)	(190,051)	(34,199)	(224,250)
Redemption of 299 common units	—	—	(19)	—	(19)	(19)	—	(19)
Conversion of Class B units into 3,750,000 common units	—	(9,543)	9,543	—	9,543	—	—	—
Non-cash contributions by sponsor (a)	—	—	—	—	—	—	182	182
Distributions (b)	(863)	—	(46,073)	(30,485)	(76,558)	(77,421)	—	(77,421)
Net income (a)(b)	863	—	72,342	49,760	122,102	122,965	955	123,920
Balance at December 31, 2014	—	—	184,580	(8,723)	175,857	175,857	2,661	178,518
Issuance of 6,344 common units to directors	—	—	200	—	200	200	—	200
Conversion of subordinated units to common units (a)	—	—	(21,393)	21,393	—	—	—	—
Unit-based compensation expense	—	—	2,710	—	2,710	2,710	—	2,710
Distributions, including distribution equivalent rights	(2,622)	—	(42,802)	(24,893)	(67,695)	(70,317)	—	(70,317)
Non-cash contributions by sponsor (a)	—	—	—	—	—	—	2,787	2,787
Net income (a)	2,622	—	10,801	12,223	23,024	25,646	145	25,791
Balance at December 31, 2015	$—	$—	$134,096	$—	$134,096	$134,096	$5,593	$139,689

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC. See Note 4.

(b)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC. See Note 4.

See Notes to Consolidated Financial Statements.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

1. Business and Organization
Hi-Crush Partners LP (together with its subsidiaries, the “Partnership”, "we", "us" or "our") is a Delaware limited partnership formed on May 8, 2012 to acquire selected sand reserves and related processing and transportation facilities of Hi-Crush Proppants LLC. The Partnership is engaged in the excavation and processing of raw frac sand for use in hydraulic fracturing operations for oil and natural gas wells. In connection with its formation, the Partnership issued a non-economic general partner interest to Hi-Crush GP LLC (the “General Partner”), and a 100% limited partner interest to Hi-Crush Proppants LLC (the “sponsor”), its organizational limited partner.
On January 31, 2013, the Partnership entered into an agreement with the sponsor to acquire a preferred interest in Hi-Crush Augusta LLC ("Augusta"), the entity that owned the sponsor’s Augusta raw frac sand processing facility, for $37,500 in cash and 3,750,000 newly issued convertible Class B units in the Partnership (See Augusta Contribution below). The sponsor did not receive distributions on the Class B units until they converted into common units. The conditions precedent to conversion of the Class B units were satisfied upon payment of our distribution on August 15, 2014 and, upon such payment, the sponsor, who was the sole owner of our Class B units, elected to convert all of the 3,750,000 Class B units into common units on a one-for-one basis. The sponsor received a per unit distribution on the converted common units for the second quarter of 2014 in an amount equal to the per unit distribution that was paid to all the common and subordinated units for the same period. The 3,750,000 converted common units were sold to the public on August 15, 2014.
On June 10, 2013, the Partnership acquired an independent frac sand supplier, D & I Silica, LLC (“D&I”), transforming the Partnership into an integrated Northern White frac sand producer, transporter, marketer and distributor. The Partnership acquired D&I for $95,159 in cash and 1,578,947 common units (See Note 4 – Business Combinations). Founded in 2006, D&I was the largest independent frac sand supplier to the oil and gas industry drilling in the Marcellus and Utica shales.
On April 8, 2014, the Partnership entered into a contribution agreement with the sponsor to acquire substantially all of the remaining equity interests in the sponsor’s Augusta facility for cash consideration of $224,250 (the “Augusta Contribution”). To finance the Augusta Contribution and refinance the Partnership’s revolving credit agreement, (i) on April 8, 2014, the Partnership commenced a primary public offering of 4,250,000 common units representing limited partnership interests in the Partnership and (ii) on April 28, 2014, the Partnership entered into a $200,000 senior secured term loan facility with certain lenders. The Partnership’s primary public offering closed on April 15, 2014. On May 9, 2014, the Partnership issued an additional 75,000 common units pursuant to the partial exercise of the underwriters' over-allotment option in connection with the April 2014 primary public offering. Net proceeds to the Partnership from the primary offering and the exercise of the over-allotment option totaled $170,693. Upon receipt of the proceeds from the public offering on April 15, 2014, the Partnership paid off the outstanding balance of $124,750 under its revolving credit agreement. The Augusta Contribution closed on April 28, 2014, and at closing, the Partnership’s preferred equity interest in Augusta was converted into common equity interests of Augusta. Following the Augusta Contribution, the Partnership owned 98.0% of Augusta’s common equity interests. In addition, on April 28, 2014, the Partnership entered into a $150,000 senior secured revolving credit agreement with various financial institutions by amending and restating its prior $200,000 revolving credit agreement (See Note 8 - Long-Term Debt).
On August 9, 2016, the Partnership entered into a contribution agreement with the sponsor to acquire all of the outstanding membership interests in Hi-Crush Blair LLC ("Blair"), the entity that owns our sponsor's Blair facility (the "Blair Contribution"). Refer to Note 4 for additional disclosure regarding the Blair Contribution.

2. Basis of Presentation
The consolidated financial statements include results of operations and cash flows for D&I prospectively from June 11, 2013.
The Augusta Contribution and Blair Contribution were accounted for as transactions between entities under common control whereby Augusta and Blair's net assets were recorded at their historical cost. Therefore, the Partnership's historical financial information has been recast to combine Augusta and Blair with the Partnership as if the combination had been in effect since inception of the common control. Refer to Note 4 for additional disclosure regarding the Augusta Contribution and the Blair Contribution.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

3. Significant Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The more significant estimates relate to purchase accounting allocations and valuations, estimates and assumptions for our mineral reserves and its impact on calculating our depreciation and depletion expense under the units-of-production depreciation method, assessing potential impairment of long-lived assets, estimating potential loss contingencies, inventory valuation, valuation of unit based compensation and estimated cost of future asset retirement obligations. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less.
Restricted Cash
The Partnership pledged cash escrow accounts for the benefit of the Pennsylvania Department of Transportation, Bureau of Rail Freight, Ports and Waterways (the “Bureau”) to guarantee performance on rail improvement projects partially funded by the Bureau. The funds were released when the project was completed during 2015.
Accounts Receivable
Trade receivables relate to sales of raw frac sand and related services for which credit is extended based on the customer’s credit history and are recorded at the invoiced amount and do not bear interest. The Partnership regularly reviews the collectability of accounts receivable. When it is probable that all or part of an outstanding balance will not be collected, the Partnership establishes or adjusts an allowance as necessary using the specific identification method. Account balances are charged against the allowance after all means of collection have been exhausted and potential recovery is considered remote. As of December 31, 2015 and 2014, the Partnership maintained an allowance for doubtful accounts of $663 and $984, respectively.
Deferred Charges
Certain direct costs incurred in connection with debt financing have been capitalized and are being amortized using the straight-line method, which approximates the effective interest method, over the life of the debt. Amortization expense is included in interest expense and was $2,293, $1,264 and $463 for the years ended December 31, 2015, 2014 and 2013, respectively.
On November 5, 2015, we amended our revolving credit agreement. As a result of this modification, we accelerated amortization of $662 representing a portion of the remaining unamortized balance of debt issuance costs. Refer to Note 8 - Long-Term Debt for additional disclosure on our revolver credit agreement.
The following is a summary of future amortization expense associated with deferred charges:

For the years ending December 31,
2016	$1,284
2017	1,282
2018	1,282
2019	971
2020	816
Thereafter	272
Total	$5,907
Inventories
Sand inventory is stated at the lower of cost or market using the average cost method.
Inventory manufactured at our plant facilities includes direct excavation costs, processing costs, overhead allocation, depreciation and depletion. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile. Tonnages are verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpile based on the number of tons in the stockpile.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Inventory transported for sale at our terminal facilities includes the cost of purchased or manufactured sand, plus transportation related charges.
Spare parts inventory includes critical spares, materials and supplies. We account for spare parts on a first-in, first-out basis, and value the inventory at the lower of cost or market. Detail reviews are performed related to the net realizable value of the spare parts inventory, giving consideration to quality, excessive levels, obsolescence and other factors.
Property, Plant and Equipment
Additions and improvements occurring through the normal course of business are capitalized at cost. When assets are retired or disposed of, the cost and the accumulated depreciation and depletion are eliminated from the accounts and any gain or loss is reflected in the income statement. Expenditures for normal repairs and maintenance are expensed as incurred. Construction-in-progress is primarily comprised of machinery and equipment which has not been placed in service.
Mine development costs include engineering, mineralogical studies, drilling and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as exploration expense. Capitalization of mine development project costs begins once the deposit is classified as proven and probable reserves.
Drilling and related costs are capitalized for deposits where proven and probable reserves exist and the activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves and the benefit is to be realized over a period greater than one year.
Mining property and development costs are amortized using the units-of-production method on estimated measured tons in in-place reserves. The impact of revisions to reserve estimates is recognized on a prospective basis.
Capitalized costs incurred during the year for major improvement and capital projects that are not placed in service are recorded as construction-in-progress. Construction-in-progress is not depreciated until the related assets or improvements are ready to be placed in service. We capitalize interest cost as part of the historical cost of constructing an asset and preparing it for its intended use. These interest costs are included in the property, plant and equipment line in the balance sheet.
Fixed assets other than plant facilities and buildings associated with productive, depletable properties are carried at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Computer equipment	3 years
Furniture and fixtures	7 years
Vehicles	5 years
Equipment	5-15 years
Rail spur and asset retirement obligations	17-33 years
Rail and rail equipment	15-20 years
Transload facilities and equipment	15-20 years
Plant facilities and buildings associated with productive, depletable properties that contain frac sand reserves are carried at historical cost and are depreciated using the units-of-production method. Units-of-production rates are based on the amount of proved developed frac sand reserves that are estimated to be recoverable from existing facilities using current operating methods.
Impairment of Long-lived Assets
Recoverability of investments in property, plant and equipment, and mineral rights is evaluated annually. Estimated future undiscounted net cash flows are calculated using estimates of proven and probable sand reserves, estimated future sales prices (considering historical and current prices, price trends and related factors) and operating costs and anticipated capital expenditures. Reductions in the carrying value of our investment are only recorded if the undiscounted cash flows are less than our book basis in the applicable assets.
Impairment losses are recognized based on the extent that the remaining investment exceeds the fair value, which is determined based upon the estimated future discounted net cash flows to be generated by the property, plant and equipment and mineral rights.
Management’s estimates of prices, recoverable proven and probable reserves and operating and capital costs are subject to certain risks and uncertainties which may affect the recoverability of our investments in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flows expected to be generated from its operating property.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

During the year ended December 31, 2015, we elected to idle five destination transload facilities and three rail origin transload facilities.  In addition, to consolidate our administrative functions, we have closed down an office facility in Pennsylvania. As a result of these actions, we recognized an impairment of $6,186 related to the write-down of transload and office facilities' assets to their net realizable value. No impairment charges were recorded during the years ended December 31, 2014 and 2013.
Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Partnership performs an assessment of the recoverability of goodwill during the third quarter of each fiscal year, or more often if events or circumstances indicate the impairment of an asset may exist. Our assessment of goodwill is based on qualitative factors to determine whether the fair value of the reporting unit is more likely than not less than the carrying value. An additional quantitative impairment analysis is completed if the qualitative analysis indicates that the fair value is not substantially in excess of the carrying value. The quantitative analysis determines the fair value of the reporting unit based on the discounted cash flow method and relative market-based approaches.
During 2015, global oil and natural gas commodity prices, particularly crude oil, significantly decreased as compared to 2014. This decrease in commodity prices has had, and is expected to continue to have, a negative impact on industry drilling and well completion activity, which affects the demand for frac sand.  We expect that these circumstances may continue to negatively affect our revenues, net income and cash generated from operations into 2016.
We performed our annual assessment of the recoverability of goodwill during the third quarter of 2015. Although we have seen a significant decrease in the price of our common units since August 2014, which has resulted in an overall reduction in our market capitalization, our market capitalization exceeded our recorded net book value as of September 30, 2015.  We updated our internal business outlook of the D&I reporting unit to consider the current economic environment that affects our operations. As part of the first step of goodwill impairment testing, we updated our assessment of our future cash flows, applying expected long-term growth rates, discount rates, and terminal values that we consider reasonable. We calculated a present value of the cash flows to arrive at an estimate of fair value under the income approach, and then used the market approach to corroborate this value. As a result of these estimates, we determined that there was no impairment of goodwill.
Uncertain market conditions for frac sand resulting from current oil and natural gas prices continue. Should energy industry conditions further deteriorate, there is a possibility that the $33,745 of goodwill resulting from the acquisition of D&I in 2013 may be impaired in a future period.  Any resulting non-cash impairment charges to earnings may be material. Specific uncertainties affecting our estimated fair value include the impact of competition, the prices of frac sand, future overall activity levels and demand for frac sand, the activity levels of our significant customers, and other factors affecting the rate of our future growth. These factors were reviewed and assessed during the fourth quarter of 2015 and will continue to be assessed going forward. Additional adverse developments with regard to these factors could have a further negative impact on our fair value.
The Partnership amortizes the cost of other intangible assets on a straight line basis over their estimated useful lives, ranging from 1 to 20 years. An impairment assessment is performed if events or circumstances occur and may result in the change of the useful lives of the intangible assets. During the year ended December 31, 2015, we completed an impairment assessment of the intangible asset associated with the Sand Supply Agreement.  Given current market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606. Refer to Note 15 for additional disclosure on impairments.
Revenue Recognition
Frac sand sales revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin or at the destination terminal. At that point, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of sand deliveries are recorded as deferred revenue. Revenue from make-whole provisions in our customer contracts is recognized at the end of the defined cure period.
A substantial portion of our frac sand is sold to customers with whom we have long-term supply agreements, the current terms of which expire between 2017 and 2021. The agreements define, among other commitments, the volume of product that the Partnership must provide, the price that will be charged to the customer, and the volume that the customer must purchase by the end of the defined cure periods, which can range from three months to the end of a contract year.
Transportation services revenues are recognized as the services have been completed, meaning the related services have been rendered. At that point, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured. Amounts received from customers in advance of transportation services being rendered are recorded as deferred revenue.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Asset Retirement Obligations
In accordance with Accounting Standards Codification (“ASC”) 410-20, Asset Retirement Obligations, we recognize reclamation obligations when incurred and record them as liabilities at fair value. In addition, a corresponding increase in the carrying amount of the related asset is recorded and depreciated over such asset’s useful life. The reclamation liability is accreted to expense over the estimated productive life of the related asset and is subject to adjustments to reflect changes in value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs.
Fair Value of Financial Instruments
The amounts reported in the balance sheet as current assets or liabilities, including cash, accounts receivable, accounts payable, accrued and other current liabilities approximate fair value due to the short-term maturities of these instruments. The fair value of the senior secured term loan approximated $151,305 as of December 31, 2015, based on the market price quoted from external sources, compared with a carrying value of $196,500. If the senior secured term loan was measured at fair value in the financial statements, it would be classified as Level 2 in the fair value hierarchy.
Net Income per Limited Partner Unit
We have identified the sponsor’s incentive distribution rights as participating securities and compute income per unit using the two-class method under which any excess of distributions declared over net income shall be allocated to the partners based on their respective sharing of income specified in the partnership agreement. Net income per unit applicable to limited partners is computed by dividing limited partners’ interest in net income, after deducting any sponsor incentive distributions, by the weighted-average number of outstanding limited partner units. Through March 31, 2014, basic and diluted net income per unit were the same as there were no potentially dilutive common or subordinated units outstanding.
Through August 15, 2014, the 3,750,000 Class B units outstanding did not have voting rights or rights to share in the Partnership’s periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses, and so were not deemed to be participating securities in their form as Class B units. In addition, the conversion of the Class B units into common units was fully contingent upon the satisfaction of defined criteria pertaining to the cumulative payment of distributions and earnings per unit of the Partnership as described in Note 9. As such, until all of the defined payment and earnings criteria were satisfied, the Class B units were not included in our calculation of either basic or diluted earnings per unit. As such, for the quarter ended June 30, 2014, the Class B units were included in our calculation of diluted earnings per unit. On August 15, 2014, the Class B units converted into common units, at which time income allocations commenced on such units and the common units were included in our calculation of basic and diluted earnings per unit.
As described in Note 2, the Partnership's historical financial information has been recast to consolidate Augusta and Blair for all periods presented. The amounts of incremental income or losses recast to periods prior to the Augusta Contribution and the Blair Contribution are excluded from the calculation of net income per limited partner unit.
Income Taxes
The Partnership is a pass-through entity and is not considered a taxing entity for federal tax purposes. Therefore, there is not a provision for income taxes in the accompanying Consolidated Financial Statements. The Partnership’s net income or loss is allocated to its partners in accordance with the partnership agreement. The partners are taxed individually on their share of the Partnership’s earnings. At December 31, 2015 and 2014, the Partnership did not have any liabilities for uncertain tax positions or gross unrecognized tax benefit.
Recent Accounting Pronouncements
In July 2015, the FASB issued Accounting Standards Update No. 2015-11, which specifies that all inventory, excluding inventory that is measured using the last-in, first-out method or the retail inventory method, be measured at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The amendment is effective for the Partnership beginning in the first quarter of 2017, with early adoption permitted, and should be applied prospectively. The Partnership is currently assessing the impact that adopting this new accounting guidance will have on its Consolidated Financial Statements and footnote disclosures, but does not anticipate that adoption will have a material impact on its financial position, results of operations or cash flows.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

In April 2015, the FASB issued Accounting Standards Update No. 2015-06, which specifies that for purposes of calculating historical earnings per unit under the two-class method, the earnings (losses) of a transferred business before the date of a drop down transaction should be allocated entirely to the general partner. In that circumstance, the previously reported earnings per unit of the limited partners (which is typically the earnings per unit measure presented in the financial statements) would not change as a result of the drop down transaction. In addition, the standard requires additional qualitative disclosures about how the rights to the earnings (losses) differ before and after the drop down transaction occurs for purposes of computing earnings per unit under the two-class method. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2016, and should be applied retrospectively. Adoption of this new accounting guidance will not have a material impact on the Partnerships financial position, results of operations or cash flows.
In April 2015, the FASB issued Accounting Standards Update No. 2015-03, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2016, at which time any debt issuance costs associated with debt liabilities will be presented as a direct deduction from the carrying amount of the debt liability. However, debt issuance costs associated with any revolving credit facility will remain an asset within the Consolidated Balance Sheets.
In February 2015, the FASB issued Accounting Standards Update No. 2015-02, which is intended to improve upon and simplify the consolidation assessment required to evaluate whether organizations should consolidate certain legal entities such as limited partnerships, limited liability companies, and securitization structures. The new accounting guidance is effective for the Partnership beginning in the first quarter of 2016. The Partnership anticipates that the adoption of this amended guidance will not materially affect its financial position, results of operations or cash flows.

4. Business Combinations
Acquisition of Hi-Crush Blair LLC
On August 9, 2016, the Partnership entered into an agreement with our sponsor to acquire all of the outstanding membership interests in Blair, the entity that owns our sponsor’s Blair facility, for $75,000 in cash, 7,053,292 of newly issued common units in the Partnership, and pay up to $10,000 of contingent earnout consideration (the "Blair Contribution"). This transaction closed on August 31, 2016.
As a result of this transaction, the Partnership's historical financial information has been recast to combine the Consolidated Statements of Operations and the Consolidated Balance Sheets of the Partnership with those of Blair as if the combination had been in effect since inception of common control on July 31, 2014. Any material transactions between the Partnership and Blair have been eliminated. The balance of non-controlling interest as of December 31, 2015 includes the sponsor's interest in Blair prior to the combination. Except for the combination of the Consolidated Statements of Operations and the respective allocation of recast net income (loss), capital transactions between the sponsor and Blair prior to August 31, 2016 have not been allocated on a recast basis to the Partnership’s unitholders. Such transactions are presented within the non-controlling interest column in the Consolidated Statement of Partners' Capital as the Partnership and its unitholders would not have participated in these transactions.
Acquisition of Hi-Crush Augusta LLC
On January 31, 2013, the Partnership entered into an agreement with our sponsor to acquire 100,000 preferred units in Augusta, the entity that owned our sponsor’s Augusta facility, for $37,500 in cash and 3,750,000 newly issued convertible Class B units in the Partnership. In connection with this acquisition, the Partnership incurred $451 of acquisition related costs during the year ended December 31, 2013, included in general and administrative expenses.
On April 28, 2014, the Partnership acquired 390,000 common units in Augusta for cash consideration of $224,250. In connection with this acquisition, the Partnership’s preferred equity interest in Augusta was converted into 100,000 common units of Augusta. Following this transaction, the Partnership maintains a 98.0% controlling interest in Augusta’s common units, with the sponsor owning the remaining 2.0% of common units. In connection with this acquisition, the Partnership incurred $768 of acquisition related costs during the year ended December 31, 2014, included in general and administrative expenses.
The Augusta Contribution was accounted for as a transaction between entities under common control whereby Augusta's net assets were recorded at their historical cost. The difference between the consideration paid and the recast historical cost of the net assets acquired was allocated in accordance with the partnership agreement to the common and subordinated unitholders based on their respective number of units outstanding as of April 28, 2014. However, this deemed distribution did not affect the tax basis capital accounts of the common and subordinated unitholders.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

The Partnership's historical financial information was recast to combine the Consolidated Statements of Operations and the Consolidated Balance Sheets of the Partnership with those of Augusta as if the combination had been in effect since inception of common control. Any material transactions between the Partnership and Augusta have been eliminated. The balance of non-controlling interest as of December 31, 2013 includes the sponsor's interest in Augusta prior to the combination. Except for the combination of the Consolidated Statements of Operations and the respective allocation of recast net income between the controlling and non-controlling interest, capital transactions between the sponsor and Augusta prior to April 28, 2014 have not been allocated on a recast basis to the common and subordinated unitholders. Such transactions are presented within the non-controlling interest column in the Consolidated Statement of Partners' Capital as the Partnership and its unitholders would not have participated in these transactions.
The following table summarizes the carrying value of Augusta's assets as of April 28, 2014, and the allocation of the cash consideration paid:

Net assets of Hi-Crush Augusta LLC as of April 28, 2014:
Cash	$1,035
Accounts receivable	9,816
Inventories	4,012
Prepaid expenses and other current assets	114
Due from Hi-Crush Partners LP	1,756
Property, plant and equipment	84,900
Accounts payable	(3,379)
Accrued liabilities and other current liabilities	(2,926)
Due to sponsor	(4,721)
Asset retirement obligation	(2,993)
Total carrying value of Augusta's net assets	$87,614

Allocation of purchase price
Carrying value of sponsor's non-controlling interest prior to Augusta Contribution	$35,951
Less: Carrying value of 2% of non-controlling interest retained by sponsor	(1,752)
Purchase price allocated to non-controlling interest acquired	34,199
Excess purchase price over the historical cost of the acquired non-controlling interest(a)	190,051
Cost of Augusta acquisition	$224,250
(a) The deemed distribution attributable to the excess purchase price was allocated to the common and subordinated unitholders based on the respective number of units outstanding as of April 28, 2014.
Recast Financial Results
The following tables present our recasted revenues, net income (loss) and net income attributable to Hi-Crush Partners LP per limited partner unit giving effect to the Augusta Contribution and the Blair Contribution, as reconciled to the revenues, net income (loss) and net income attributable to Hi-Crush Partners LP per limited partnership unit of the Partnership.

	Year Ended December 31, 2015
	Partnership			Partnership
	Historical	Blair	Eliminations	Recast
Revenues	$339,640	$—	$—	$339,640
Net income (loss)	$28,410	$(2,619)	$—	$25,791
Net income attributable to Hi-Crush Partners LP per limited partner unit - basic	$0.73			$0.66

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

	Year Ended December 31, 2014
	Partnership				Partnership
	Historical	Augusta	Blair	Eliminations	Recast
Revenues	$365,347	$25,356	$—	$(4,156)	$386,547
Net income (loss)	$120,484	$11,398	$(105)	$(7,857)	$123,920
Net income attributable to Hi-Crush Partners LP per limited partner unit - basic	$3.09				$3.14

	Year Ended December 31, 2013
	Partnership			Partnership
	Historical	Augusta	Eliminations	Recast
Revenues	$141,742	$41,630	$(4,402)	$178,970
Net income (loss)	$58,562	$13,681	$(12,199)	$60,044
Net income attributable to Hi-Crush Partners LP per limited partner unit - basic	$2.08			$2.12
Acquisition of D & I Silica, LLC
On June 10, 2013, the Partnership acquired D&I, an independent frac sand supplier, transforming the Partnership into an integrated Northern White frac sand producer, transporter, marketer and supplier. The Partnership acquired D&I for $95,159 in cash and 1,578,947 common units, valued at $37,358 as of June 10, 2013.
The acquisition was accounted for under the acquisition method of accounting whereby management assessed the net assets acquired and recognized amounts for the identified assets acquired and liabilities assumed.
The total purchase price of $132,517 was allocated to the net assets acquired as follows:

Assets acquired:
Cash	$204
Restricted cash	688
Accounts receivable	17,908
Inventories	10,372
Prepaid expenses and other current assets	809
Property, plant and equipment	39,242
Intangible assets	41,878
Goodwill	33,745
Other assets	113
Total assets acquired	$144,959
Liabilities assumed:
Accounts payable	$11,646
Accrued liabilities and other current liabilities	796
Total liabilities assumed	12,442
Fair value of net assets acquired	$132,517
The operations of D&I have been included in the financial statements prospectively from June 11, 2013. In connection with this acquisition, the Partnership incurred $1,728 of acquisition-related costs, as included in general and administrative expenses during the year ended December 31, 2013.
The following tables summarize the supplemental Consolidated Statements of Operations information on an unaudited pro forma basis as if the acquisition had been included in our results for the year ended December 31, 2013. The tables include adjustments that were directly attributable to the acquisition or are not expected to have a future impact on the Partnership. The pro forma results are for illustrative purposes only and are not intended to be indicative of the actual results that would have occurred should the transaction have been consummated at the beginning of the period, nor are they indicative of future results of operations.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Pro Forma Financial Information for the:
Year Ended December 31, 2013
Revenues	$234,022
Net income	$69,895
Net income per limited partner unit – basic and diluted	$2.37
The pro forma financial information includes the impact of the following pro forma adjustments:

Adjustments Utilized to Prepare the Pro Forma Financial Information for the:
Debit / (Credit)	Year Ended December 31, 2013
Acquisition related expenses	$(4,775)
Other general and administrative expenses	(117)
Interest expense on debt issued to fund acquisition	1,226
Depreciation and amortization expense	(8)
Increase in weighted average common units outstanding	696,467

5. Goodwill and Intangible Assets
Changes in goodwill and intangible assets consisted of the following:

	Goodwill	Intangible Assets
Balance at December 31, 2013	$33,745	$38,191
Amortization expense	—	(5,186)
Balance at December 31, 2014	33,745	33,005
Loss on impairment (Note 15)	—	(18,606)
Amortization expense	—	(2,620)
Balance at December 31, 2015	$33,745	$11,779
Goodwill
As of December 31, 2015, the Partnership had goodwill of $33,745 based on the allocation of the purchase price of its acquisition of D&I.
Intangible Assets
Intangible assets arising from the acquisition of D&I consisted of the following:

		December 31,
	Useful life	2015	2014
Supplier agreements	1-20 Years	$21,997	$21,997
Customer contracts and relationships	1-10 Years	18,132	18,132
Other intangible assets	1-3 Years	1,749	1,749
Intangible assets		41,878	41,878
Less: Accumulated amortization and impairments		(30,099)	(8,873)
Intangible assets, net		$11,779	$33,005

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Amortization expense was $2,620 and $5,186 for the years ended December 31, 2015 and 2014, respectively. The weighted average remaining life of intangible assets was 7 years as of December 31, 2015.
During the year ended December 31, 2015, we completed an impairment assessment of the intangible asset associated with the Sand Supply Agreement.  Given current market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606. Refer to Note 15 for additional disclosure on impairments.
As of December 31, 2015, future amortization is as follows:

Fiscal Year	Amortization
2016	$1,682
2017	1,682
2018	1,682
2019	1,682
2020	1,682
Thereafter	3,369
$11,779

6. Inventories
Inventories consisted of the following:

	December 31,
	2015	2014
Raw material	$—	$63
Work-in-process	11,827	8,892
Finished goods	13,960	13,441
Spare parts	2,184	1,288
Inventories	$27,971	$23,684

7. Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	December 31,
	2015	2014
Buildings	$5,519	$3,930
Mining property and mine development	79,244	70,466
Plant and equipment	151,582	134,870
Rail and rail equipment	29,300	23,161
Transload facilities and equipment	62,557	31,742
Construction-in-progress	102,464	38,089
Property, plant and equipment	430,666	302,258
Less: Accumulated depreciation and depletion	(37,154)	(17,864)
Property, plant and equipment, net	$393,512	$284,394
Depreciation and depletion expense, was $12,270, $8,858 and $6,132 for the years ended December 31, 2015, 2014 and 2013, respectively.
The Partnership recognized a (gain) loss on the disposal of fixed assets of $72, $(15) and $191 during the years ended December 31, 2015, 2014 and 2013, respectively.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

During the year ended December 31, 2015, we elected to temporarily idle the Augusta facility. No impairment was recorded related to the Augusta facility. The Partnership recognized an impairment of $6,186 related to the write-down of transload and office facilities' assets to their net realizable value and we recognized expense of $256 related to the abandonment of certain transload construction projects during the year ended December 31, 2015. These expenses are included in impairments and other expenses in our Consolidated Statements of Operations. Refer to Note 15 for additional disclosure on impairments and other expenses.

8. Long-Term Debt
Long-term debt consisted of the following:

	December 31,
	2015	2014
Term Loan Credit Facility	$194,971	$196,688
Revolving Credit Agreement	52,500	—
Other notes payable	6,924	3,676
Less: current portion of long-term debt	(3,258)	(2,000)
Long-term debt	$251,137	$198,364
Revolving Credit Facility
On August 21, 2012, the Partnership entered into a credit agreement (the “Prior Credit Agreement”) providing for a $100,000 senior secured revolving credit facility (the “Prior Credit Facility”). In connection with our acquisition of a preferred interest in Augusta, on January 31, 2013, the Partnership entered into a consent and first amendment to the Prior Credit Agreement whereby the lending banks, among other things, agreed to amend the Prior Credit Agreement to permit the acquisition by the Partnership of a preferred equity interest in Hi-Crush Augusta LLC. On May 9, 2013, in connection with our acquisition of D&I, the Partnership entered into a commitment increase agreement and second amendment to the Prior Credit Agreement whereby the lending banks, among other things, consented to the increase of the aggregate commitments by $100,000 to a total of $200,000 and addition of lenders to the lending bank group. The outstanding balance of the Prior Credit Facility was paid in full on April 15, 2014.
On April 28, 2014, the Partnership replaced the Prior Credit Facility by entering into an amended and restated credit agreement (the "Revolving Credit Agreement"). The Revolving Credit Agreement is a senior secured revolving credit facility that permits aggregate borrowings of up to $150,000, including a $25,000 sublimit for letters of credit and a $10,000 sublimit for swing line loans. The Revolving Credit Agreement matures on April 28, 2019. On November 5, 2015, the Partnership entered into a second amendment (the "Second Amendment") to the Revolving Credit Agreement. The Second Amendment provides for a reduction in the commitment level from $150,000 to $100,000.
The Revolving Credit Agreement is secured by substantially all assets of the Partnership. In addition, the Partnership's subsidiaries have guaranteed the Partnership's obligations under the Revolving Credit Agreement and have granted to the revolving lenders security interests in substantially all of their respective assets.
Borrowings under the Second Amendment to our Revolving Credit Agreement bear interest at a rate equal to a Eurodollar rate plus an applicable margin of 4.50% per annum through June 30, 2017 (the "Effective Period").

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

The Second Amendment to our Revolving Credit Agreement waives the compliance of customary financial covenants, which are a leverage ratio and minimum interest coverage ratio, through the Effective Period. In addition the Second Amendment establishes certain minimum quarterly EBITDA covenants, allows distributions to unitholders up to 50% of quarterly distributable cash flow after quarterly debt payments on the term loan, and requires that capital expenditures during 2016 not exceed $28,000. The Revolving Credit Agreement also contains customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Partnership’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate, and dispose of assets. In addition, it contains customary events of default that entitle the lenders to cause any or all of the Partnership’s indebtedness under the Revolving Credit Agreement to become immediately due and payable. The events of default (some of which are subject to applicable grace or cure periods), include among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults, and material judgment defaults. As of December 31, 2015, we were in compliance with the covenants contained in the Revolving Credit Agreement. Our ability to comply with such covenants in the future could be affected by the levels of cash flows from our operations and events or circumstances beyond our control.  If market or other economic conditions deteriorate, our risk of non-compliance may increase.
As of December 31, 2015, we had $39,847 of undrawn borrowing capacity ($100,000, net of $52,500 indebtedness and $7,653 letter of credit commitments) under our Revolving Credit Agreement.
Term Loan Credit Facility
On April 28, 2014, the Partnership entered into a credit agreement (the "Term Loan Credit Agreement") providing for a senior secured term loan credit facility (the “Term Loan Credit Facility”) that permits aggregate borrowings of up to $200,000, which was fully drawn on April 28, 2014. The Term Loan Credit Agreement permits the Partnership, at its option, to add one or more incremental term loan facilities in an aggregate amount not to exceed $100,000. Any incremental term loan facility would be on terms to be agreed among the Partnership, the administrative agent and the lenders who agree to participate in the incremental facility. The maturity date of the Term Loan Credit Facility is April 28, 2021.
The Term Loan Credit Agreement is secured by substantially all assets of the Partnership. In addition, the Partnership’s subsidiaries have guaranteed the Partnership’s obligations under the Term Loan Credit Agreement and have granted to the lenders security interests in substantially all of their respective assets.
Borrowings under the Term Loan Credit Agreement bear interest at a rate equal to, at the Partnership’s option, either (1) a base rate plus an applicable margin of 2.75% per annum or (2) a Eurodollar rate plus an applicable margin of 3.75% per annum, subject to a LIBOR floor of 1.00%.
The Term Loan Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including limits or restrictions on the Partnership’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. In addition, it contains customary events of default that entitle the lenders to cause any or all of the Partnership’s indebtedness under the Term Loan Credit Agreement to become immediately due and payable. The events of default (some of which are subject to applicable grace or cure periods), include, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults. As of December 31, 2015, we were in compliance with the terms of the agreement.
As of December 31, 2015, we had $194,971 indebtedness ($196,500, net of $1,529 of discounts) under our Term Loan Credit Facility, which carried an interest rate of 4.75% as of December 31, 2015.
Other Notes Payable
During the years end December 31, 2015 and 2014, the Partnership acquired land and underlying frac sand deposits. In connection with these acquisitions, the Partnership paid cash consideration of $5,000, and issued two three-year promissory notes in the amounts of $3,676. The three-year promissory notes accrue interest at a rate equal to the applicable short-term federal rate, which was 0.56% as of December 31, 2015. All principal and accrued interest is due and payable at the end of the three-year note terms in October 2017 and December 2018, respectively. However, the notes may be prepaid on a quarterly basis during the three-year terms if sand is extracted, delivered, sold and paid for from the properties.
During the year ended December 31, 2015, the Partnership made a prepayment of $428 based on the accumulated volume of sand extracted, delivered, sold and paid for. In January 2016, the Partnership made a prepayment of $1,258 based on the volume of sand extracted, delivered, sold and paid for through the fourth quarter of 2015. We did not make any prepayments during the year ended December 31, 2014.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

As of December 31, 2015, future minimum debt repayments are as follows:

Fiscal Year	Amount
2016	$3,258
2017	3,990
2018	5,676
2019	54,500
2020	2,000
Thereafter	184,971
$254,395

9. Equity
On August 17, 2015, all of the 13,640,351 issued and outstanding subordinated units, representing limited partner interests in the Partnership were converted into common units, on a one-for-one basis for no additional consideration, upon the expiration of the subordination period set forth in the Partnership's Second Amended and Restated Agreement of Limited Partnership. As of December 31, 2015, our sponsor owned 13,640,351 common units, representing a 36.9% ownership interest in the limited partner units. In addition, the sponsor is the owner of our General Partner.
Class B Units
On January 31, 2013, the Partnership issued 3,750,000 subordinated Class B units and paid $37,500 in cash to our sponsor in return for 100,000 preferred equity units in our sponsor’s Augusta facility. The Class B units did not have voting rights or rights to share in the Partnership's periodic earnings, either through participation in its distributions or through an allocation of its undistributed earnings or losses. The Class B units were eligible for conversion into common units upon satisfaction of certain conditions. The conditions precedent to conversion of the Class B units were satisfied upon payment of our distribution on August 15, 2014 and, upon such payment, our sponsor, who was the sole owner of our Class B units, elected to convert all of the 3,750,000 Class B units into common units on a one-for-one basis.
Incentive Distribution Rights
Incentive distribution rights represent the right to receive increasing percentages (ranging from 15.0% to 50.0%) of quarterly distributions from operating surplus after minimum quarterly distribution and target distribution levels exceed $0.54625 per unit, per quarter. Our sponsor currently holds the incentive distribution rights, but may transfer these rights at any time.
Allocations of Net Income
Our partnership agreement contains provisions for the allocation of net income and loss to the unitholders and our General Partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage ownership interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to our sponsor.
During the years ended December 31, 2015 and 2014, $2,622 and $863 was allocated to our holders of incentive distribution rights, respectively. During the year ended December 31, 2014, no net income was allocated to our Class B units.
Distributions
Our partnership agreement sets forth the calculation to be used to determine the amount of cash distributions that our limited partner unitholders and our holders of incentive distribution rights will receive.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Our recent distributions have been as follows:

Declaration Date	Amount Declared Per Unit	Record Date	Payment Date	Payment to Limited Partner Units	Payment to Holders of Incentive Distribution Rights
January 17, 2013	$0.4750	February 1, 2013	February 15, 2013	$12,961	$—
April 16, 2013	$0.4750	May 1, 2013	May 15, 2013	$12,961	$—
July 17, 2013	$0.4750	August 1, 2013	August 15, 2013	$13,711	$—
October 17, 2013	$0.4900	November 1, 2013	November 15, 2013	$14,144	$—
January 15, 2014	$0.5100	January 31, 2014	February 14, 2014	$14,726	$—
April 16, 2014	$0.5250	May 1, 2014	May 15, 2014	$17,388	$—
July 16, 2014	$0.5750	August 1, 2014	August 15, 2014	$19,088	$168
October 15, 2014	$0.6250	October 31, 2014	November 14, 2014	$23,092	$695
January 15, 2015	$0.6750	January 30, 2015	February 13, 2015	$24,947	$1,311
April 16, 2015	$0.6750	May 1, 2015	May 15, 2015	$24,947	$1,311
July 21, 2015	$0.4750	August 5, 2015	August 14, 2015	$17,555	$—
On October 26, 2015, we announced the Board of Directors' decision to temporarily suspend the distribution payment to common unitholders. Therefore, no quarterly distribution was declared for the third and fourth quarters of 2015.
Net Income per Limited Partner Unit
The following table outlines our basic and diluted, weighted average limited partner units outstanding during the relevant periods:

	Year ended December 31,
	2015	2014	2013
Basic	36,958,988	33,370,020	28,168,265
Diluted	37,150,878	35,783,540	28,168,265
For purposes of calculating the Partnership’s earnings per unit under the two-class method, common units are treated as participating preferred units, and the previously outstanding subordinated units were treated as the residual equity interest, or common equity. Incentive distribution rights are treated as participating securities. As the Class B units did not have rights to share in the Partnership’s periodic earnings, whether through participation in its distributions or through an allocation of its undistributed earnings or losses, they were not participating securities. In addition, the conversion of the Class B units into common units was fully contingent upon the satisfaction of defined criteria. As such, until all of the defined payment and earnings criteria were satisfied, the Class B units were not included in our calculation of either basic or diluted earnings per unit. The Class B units were converted into common units on August 15, 2014, at which time income allocations commenced on such units.
Diluted earnings per unit excludes any dilutive awards granted (see Note 10 - Unit-Based Compensation) if their effect is anti-dilutive. Diluted earnings per unit for the years ended December 31, 2015 and 2014 include the dilutive effect of awards granted and outstanding at the assumed number of units which would have vested if the performance period had ended at the end of the respective periods.
Distributions made in future periods based on the current period calculation of cash available for distribution are allocated to each class of equity that will receive such distributions. Any unpaid cumulative distributions are allocated to the appropriate class of equity.
Each period the Partnership determines the amount of cash available for distributions in accordance with the partnership agreement. The amount to be distributed to limited partner unitholders and incentive distribution rights holders is subject to the distribution waterfall in the partnership agreement. Net earnings or loss for the period are allocated to each class of partnership interest based on the distributions to be made.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

The following table provides a reconciliation of net income and the assumed allocation of net income under the two-class method for purposes of computing net income per limited partner unit for the year ended December 31, 2015 (in thousands, except per unit amounts):

	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$1,311	$42,502	$43,813
Assumed allocation of distributions in excess of earnings	—	(18,167)	(18,167)
Add back recast losses attributable to Blair	—	2,619	2,619
Assumed allocation of net income	$1,311	$26,954	$28,265

Earnings per limited partner unit - basic		$0.73
Earnings per limited partner unit - diluted		$0.73
Recast Equity Transactions
During the years ended December 31, 2014 and 2013, the sponsor provided $492 and $1,424, respectively of management services and other expenses paid on behalf of Augusta. Such costs are recognized as non-cash capital contributions by the non-controlling interest in the accompanying financial statements.
On January 31, 2013, Augusta converted $38,172 of certain payables owed to the sponsor into capital and paid a cash distribution of $4,637 to the sponsor. Such transactions are recognized within the non-controlling interest section of the accompanying Consolidated Statement of Partners' Capital.
During the years ended December 31, 2015 and 2014, the sponsor paid $2,787 and $182, respectively, of expense on behalf of Blair. Such transactions are recognized within the non-controlling interest section of the accompanying Consolidated Statement of Partners' Capital.

10. Unit-Based Compensation
Long-Term Incentive Plan
On August 21, 2012, Hi-Crush GP LLC adopted the Hi-Crush Partners LP Long Term Incentive Plan (the “Plan”) for employees, consultants and directors of Hi-Crush GP LLC and those of its affiliates, including our sponsor, who perform services for the Partnership. The Plan consists of restricted units, unit options, phantom units, unit payments, unit appreciation rights, other equity-based awards, distribution equivalent rights and performance awards. The Plan limits the number of common units that may be issued pursuant to awards under the Plan to 1,364,035 units. Common units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The Plan is administered by Hi-Crush GP LLC’s Board of Directors or a committee thereof.
The cost of services received in exchange for an award of equity instruments is measured based on the grant-date fair value of the award and that cost is generally recognized over the vesting period of the award.
Performance Phantom Units - Equity Settled
The Partnership has awarded Performance Phantom Units ("PPUs") pursuant to the Plan to certain employees. The number of PPUs that will vest will range from 0% to 200% of the number of initially granted PPUs and is dependent on the Partnership's total unitholder return over a three-year performance period compared to the total unitholder return of a designated peer group. Each PPU represents the right to receive, upon vesting, one common unit representing limited partner interests in the Partnership. The PPUs are also entitled to forfeitable distribution equivalent rights ("DERs"), which accumulate during the performance period and are paid in cash on the date of settlement. The fair value of each PPU is estimated using a fair value approach and is amortized into compensation expense, reduced for an estimate of expected forfeitures, over the period of service corresponding with the vesting period. Expected volatility is based on the historical market performance of our peer group. The following table presents information relative to our PPUs.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

	Units	Grant Date Weighted-Average Fair Value per Unit
Outstanding at January 1, 2015	64,414	$65.57
Granted	119,550	$37.52
Forfeited	(47,394)	$48.76
Outstanding at December 31, 2015	136,570	$46.85
As of December 31, 2015, total compensation expense not yet recognized related to unvested PPUs was $3,472, with a weighted average remaining service period of 1.7 years. The weighted average grant date fair value per unit for PPUs granted during December 31, 2015 and 2014 was $37.52 and $65.57, respectively.
Time-Based Phantom Units - Equity Settled
The Partnership has awarded Time-Based Phantom Units ("TPUs") pursuant to the Plan to certain employees which automatically vest if the employee remains employed at the end of a three-year vesting period. Each TPU represents the right to receive, upon vesting, one common unit representing limited partner interests in the Partnership. The TPUs are also entitled to forfeitable DERs, which accumulate during the vesting period and are paid in cash on the date of settlement. The fair value of each TPU is calculated based on the grant-date unit price and is amortized into compensation expense, reduced for an estimate of expected forfeitures, over the period of service corresponding with the vesting period. The following table presents information relative to our TPUs.

	Units	Grant Date Weighted-Average Fair Value per Unit
Outstanding at January 1, 2015	16,603	$47.33
Vested	(1,200)	$35.13
Granted	42,200	$34.09
Forfeited	(2,283)	$44.17
Outstanding at December 31, 2015	55,320	$37.63
As of December 31, 2015, total compensation expense not yet recognized related to unvested TPUs was $1,365, with a weighted average remaining service period of 1.9 years. The weighted average grant date fair value per unit for TPUs granted during December 31, 2015 and 2014 was $34.09 and $47.33, respectively. The total fair value of units vested during December 31, 2015 was $42.
Board and Other Unit Grants
The Partnership issued 6,344 and 5,532 common units to certain of its directors during the years ended December 31, 2015 and 2014, respectively. During the year ended December 31, 2014, the Partnership issued 7,022 common units to certain employees which vest approximately over a two-year period. In January 2016, the Partnership issued 103,377 common units to certain of its directors.
Unit Purchase Program
During 2015, the Partnership commenced a unit purchase program ("UPP") offered under the Plan. The UPP provides participating employees and members of our board of directors the opportunity to purchase common units representing limited partner interests of the Partnership at a discount. Non-director employees contribute through payroll deductions not to exceed 35% of the employees eligible compensation during the applicable offering period. Directors contribute through cash contributions not to exceed $150 in aggregate. If the closing price of the Partnership's common units on February 28, 2017 (the "Purchase Date Price") is greater than or equal to 90% of the closing market price of our common units on a participant's applicable election date (the "Election Price"), then the participant will receive a number of common units equal to the amount of accumulated payroll deductions or cash contributions, as applicable, (the “Contribution”) divided by the Election Price, capped at 20,000 common units. If the Purchase Date Price is less than the Election Price, then the participant’s Contribution will be returned to the participant.
On the date of election, the Partnership calculates the fair value of the discount, which is recognized as unit compensation expense on a straight-line basis during the period from election date through the date of purchase.  As of December 31, 2015, total accumulated contributions of $403 from directors is maintained within the “Accrued and Other Current Liabilities” line item in our Consolidated Balance Sheet.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Compensation Expense
The following table presents total unit-based compensation expense:

	Year ended December 31,
	2015	2014	2013
Performance Phantom Units	$1,973	$954	$—
Time-based Phantom Units	724	155	—
Director and other unit grants	273	361	100
Unit Purchase Program	13	—	—
Total compensation expense	$2,983	$1,470	$100

11. Related Party Transactions
Effective August 16, 2012, our sponsor entered into a services agreement (the “Services Agreement”) with our General Partner, Hi-Crush Services LLC (“Hi-Crush Services”) and the Partnership, pursuant to which Hi-Crush Services provides certain management and administrative services to the Partnership to assist in operating the Partnership’s business. Under the Services Agreement, the Partnership reimburses Hi-Crush Services and its affiliates, on a monthly basis, for the allocable expenses it incurs in its performance under the Services Agreement. These expenses include, among other things, administrative, rent and other expenses for individuals and entities that perform services for the Partnership. Hi-Crush Services and its affiliates will not be liable to the Partnership for its performance of services under the Services Agreement, except for liabilities resulting from gross negligence. During the years ended December 31, 2015, 2014 and 2013, the Partnership incurred $4,404, $9,421 and $5,122, respectively, of management and administrative service expenses from Hi-Crush Services.
In the normal course of business, our sponsor and its affiliates, including Hi-Crush Services, and the Partnership may from time to time make payments on behalf of each other. Through December 31, 2015, the sponsor had advanced $105,250 to Blair to pay for the construction of the Blair facility and working capital purposes.
As of December 31, 2015 and 2014, an outstanding balance of $106,746 and $57,920, respectively, payable to our sponsor is maintained as a current liability under the caption “Due to sponsor”.
During the years ended December 31, 2015 and 2014, the Partnership purchased $33,406 and $23,705, respectively, of sand from Hi-Crush Whitehall LLC, a subsidiary of our sponsor and the entity that owns the sponsor's Whitehall facility, at a purchase price in excess of our production cost per ton.
During the years ended December 31, 2015 and 2014, the Partnership purchased $2,754 and $1,385, respectively, of sand from Goose Landing, LLC, a wholly owned subsidiary of Northern Frac Proppants II, LLC. The father of Mr. Alston, who is our general partner's Chief Operating Officer, owned a beneficial equity interest in Northern Frac Proppants II, LLC. The terms of the purchase price were the result of arm's length negotiations.

12. Segment Reporting
The Partnership manages, operates and owns assets utilized to supply frac sand to its customers. It conducts operations through its one operating segment titled "Frac Sand Sales". This reporting segment of the Partnership is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

13. Asset Retirement Obligations
Although the ultimate amount of reclamation and closure costs to be incurred is uncertain, the Partnership maintained a post-closure reclamation and site restoration obligation as follows:

Balance at January 1, 2013	$4,399
Accretion expense	228
Balance at December 31, 2013	4,627
Additions to liabilities	1,857
Accretion expense	246
Balance at December 31, 2014	6,730
Accretion expense	336
Balance at December 31, 2015	$7,066

14. Commitments and Contingencies
The Partnership enters into sales contracts with customers. These contracts establish minimum annual sand volumes that the Partnership is required to make available to such customers under initial terms ranging from three to six years. Through December 31, 2015, no payments for non-delivery of minimum annual sand volumes have been made by the Partnership to customers under these contracts.
D&I has entered into a long-term supply agreement with a supplier (the "Sand Supply Agreement"), which includes a requirement to purchase certain volumes and grades of sands at specified prices. The quantities set forth in such agreement are not in excess of our current requirements.
The Partnership has entered into royalty agreements under which it is committed to pay royalties on sand sold from its production facilities for which the Partnership has received payment by the customer. Royalty expense is recorded as the sand is sold and is included in costs of goods sold. Royalty expense was $10,311, $14,583 and $8,329 for the years ended December 31, 2015, 2014 and 2013, respectively.
As of December 31, 2015, the Company had approximately $9,300 of remaining contractual commitments for construction of the Blair facility. Construction was completed in the first half of 2016.
On October 24, 2014, the Partnership entered into a purchase and sale agreement to acquire certain tracts of land and specific quantities of the underlying frac sand deposits. The transaction includes three separate tranches of land and deposits, to be acquired over a three-year period from 2014 through 2016. During the years ended December 31, 2015 and 2014, the Partnership acquired two tranches of land for $12,352. As of December 31, 2015, the Partnership has committed to purchase the remaining tranche during 2016 for total consideration of $6,176.
The Partnership has long-term leases for railcars and equipment used at its terminal sites, some of which are also under long-term lease agreements with various railroads. Railcar rental expense was $22,027, $10,438 and $2,035 for the years ended December 31, 2015, 2014 and 2013, respectively.
During 2015, we entered into a service agreement with a transload service provider which requires us to purchase a minimum amount of services over a specific period of time at a specific location. Our failure to purchase the minimum level of services would require us to pay a shortfall fee. However, the minimum quantities set forth in the agreement are not in excess of our current forecasted requirements at this location.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

As of December 31, 2015, future minimum operating lease payments and minimum purchase commitments are as follows:

Fiscal Year	Operating Leases	Minimum Purchase Commitments
2016	$24,573	$1,007
2017	24,718	1,170
2018	23,812	1,170
2019	21,742	1,460
2020	14,093	1,890
Thereafter	12,524	4,568
	$121,462	$11,265
In addition, the Partnership has placed orders for additional leased railcars. Such long-term operating leases commence upon the future delivery of the railcars, which will result in additional future minimum operating lease payments. During the next two years, we expect to receive delivery of approximately 1,000 additional leased railcars. Following delivery of these additional railcars, we estimate our 2018 annual minimum lease payments will increase to approximately $33,000.
From time to time the Partnership may be subject to various claims and legal proceedings which arise in the normal course of business. Management is not aware of any legal matters that are likely to have a material adverse effect on the Partnership’s financial position, results of operations or cash flows.

15. Impairments and Other Expenses
During the year ended December 31, 2015, global oil and natural gas commodity prices, particularly crude oil, significantly decreased as compared to 2014. This decrease in commodity prices has had, and is expected to continue to have, a negative impact on industry drilling and well completion activity, which affects the demand for frac sand.
We recognized impairments and other expenses as outlined in the following table:

	Year Ended December 31,
	2015	2014	2013
Impairment of Sand Supply Agreement	$18,606	$—	$—
Impairment of idled administrative and transload facilities	6,186	—	—
Severance, retention and relocation	571	—	—
Abandonment of construction projects	256	—	47
Expiration of exclusivity agreement	40	—	—
Impairments and other expenses	$25,659	$—	$47
During 2015, we completed an impairment assessment of the intangible asset associated with the Sand Supply Agreement.  Given current market conditions, coupled with our ability to source sand from our sponsor on more favorable terms, we determined that the fair value of the agreement was less than its carrying value, resulting in an impairment of $18,606.
During 2015, we elected to temporarily idle our Augusta production facility, five destination transload facilities and three rail origin transload facilities.  In addition, to consolidate our administrative functions, we have closed down an office facility in Sheffield, Pennsylvania. As a result of these actions, we recognized an impairment of $6,186 related to the write down of transload and office facilities’ assets to their net realizable value, and severance, retention and relocation costs of $571 for affected employees. No impairment was recorded related to the Augusta facility.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

16. Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter (a)	Fourth Quarter (a)(b)	Total
2015
Revenues	$102,111	$83,958	$81,494	$72,077	$339,640
Gross profit	33,472	20,260	15,094	9,443	78,269
Income (loss) from operations	26,793	13,341	(15,224)	14,784	39,694
Net income (loss)	23,476	10,357	(18,662)	10,620	25,791
Earnings (loss) per limited partner unit:
Basic	$0.61	$0.31	$(0.49)	$0.30	$0.73

2014
Revenues	$70,578	$82,724	$102,316	$130,929	$386,547
Gross profit	26,412	38,865	46,676	48,610	160,563
Income from operations	19,930	32,120	40,401	41,415	133,866
Net income	18,520	29,805	37,290	38,305	123,920
Earnings per limited partner unit:
Basic	$0.49	$0.77	$0.86	$0.85	$3.09

2013
Revenues	$24,277	$37,560	$53,158	$63,975	$178,970
Gross profit	15,357	19,736	21,289	26,704	83,086
Income from operations	11,991	15,151	15,690	20,883	63,715
Net income	11,677	14,437	14,417	19,513	60,044
Earnings per limited partner unit:
Basic	$0.40	$0.53	$0.52	$0.63	$2.08

(a)	The third and fourth quarters of 2015 include impairments and other expenses of $23,718 and $1,941, respectively. Refer to Note 15 for additional disclosure.

(b)	The fourth quarter of 2015 includes a gain of $12,310 on a contract settlement payment.

17. Condensed Consolidating Financial Information
The Partnership has filed a registration statement on Form S-3 to register, among other securities, debt securities. Each of the subsidiaries of the Partnership as of March 31, 2014 (other than Hi-Crush Finance Corp., whose sole purpose is to act as a co-issuer of any debt securities) was a 100% directly or indirectly owned subsidiary of the Partnership (the “guarantors”), will issue guarantees of the debt securities, if any of them issue guarantees, and such guarantees will be full and unconditional and will constitute the joint and several obligations of such guarantors. As of December 31, 2015, the guarantors were our sole subsidiaries, other than: Hi-Crush Finance Corp., Hi-Crush Augusta Acquisition Co. LLC, Hi-Crush Blair LLC, Hi-Crush Canada Inc. and Hi-Crush Canada Distribution Corp., which are our 100% owned subsidiaries, and Augusta, of which we own 98.0% of the common equity interests.
As of December 31, 2015, the Partnership had no assets or operations independent of its subsidiaries, and there were no significant restrictions upon the ability of the Partnership or any of its subsidiaries to obtain funds from its respective subsidiaries by dividend or loan. As of December 31, 2015, none of the assets of our subsidiaries represented restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.
For the purpose of the following financial information, the Partnership's investments in its subsidiaries are presented in accordance with the equity method of accounting. The operations, cash flows and financial position of the co-issuer are not material and therefore have been included with the parent's financial information.

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed consolidating financial information for the Partnership and its combined guarantor and combined non-guarantor subsidiaries is as follows for the dates and periods indicated.
Condensed Consolidating Balance Sheet
As of December 31, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash	$4,136	$5,077	$1,841	$—	$11,054
Accounts receivable, net	—	39,292	2,185	—	41,477
Intercompany receivables	47,951	160,108	—	(208,059)	—
Inventories	—	19,180	9,159	(368)	27,971
Prepaid expenses and other current assets	57	4,282	501	—	4,840
Total current assets	52,144	227,939	13,686	(208,427)	85,342
Property, plant and equipment, net	14	164,500	228,998	—	393,512
Goodwill and intangible assets, net	—	45,524	—	—	45,524
Investment in consolidated affiliates	325,161	—	224,250	(549,411)	—
Other assets	5,907	7,377	900	—	14,184
Total assets	$383,226	$445,340	$467,834	$(757,838)	$538,562
Liabilities, Equity and Partners' Capital
Current liabilities:
Accounts payable	$56	$9,941	$14,240	$—	$24,237
Intercompany payables	—	—	208,059	(208,059)	—
Accrued and other current liabilities	1,284	1,910	3,235	—	6,429
Due to sponsor	319	575	105,852	—	106,746
Current portion of long-term debt	2,000	1,258	—	—	3,258
Total current liabilities	3,659	13,684	331,386	(208,059)	140,670
Long-term debt	245,471	5,666	—	—	251,137
Asset retirement obligations	—	1,935	5,131	—	7,066
Total liabilities	249,130	21,285	336,517	(208,059)	398,873
Equity and partners' capital:
Partners' capital	134,096	424,055	125,724	(549,779)	134,096
Non-controlling interest	—	—	5,593	—	5,593
Total equity and partners' capital	134,096	424,055	131,317	(549,779)	139,689
Total liabilities, equity and partners' capital	$383,226	$445,340	$467,834	$(757,838)	$538,562

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Balance Sheet
As of December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Assets
Current assets:
Cash	$308	$3,490	$1,011	$—	$4,809
Restricted cash	—	691	—	—	691
Accounts receivable, net	—	71,504	10,613	—	82,117
Intercompany receivables	88,621	120,401	—	(209,022)	—
Inventories	—	18,828	6,521	(1,665)	23,684
Prepaid expenses and other current assets	277	3,802	2,479	—	6,558
Total current assets	89,206	218,716	20,624	(210,687)	117,859
Property, plant and equipment, net	23	136,240	148,131	—	284,394
Goodwill and intangible assets, net	—	66,750	—	—	66,750
Investment in consolidated affiliates	277,238	—	224,250	(501,488)	—
Other assets	7,511	5,315	—	—	12,826
Total assets	$373,978	$427,021	$393,005	$(712,175)	$481,829
Liabilities, Equity and Partners' Capital
Current liabilities:
Accounts payable	$151	$21,401	$4,496	$—	$26,048
Intercompany payables	—	—	209,021	(209,021)	—
Accrued and other current liabilities	513	6,236	5,500	—	12,249
Due to sponsor	769	11,978	45,173	—	57,920
Current portion of long-term debt	2,000	—	—	—	2,000
Total current liabilities	3,433	39,615	264,190	(209,021)	98,217
Long-term debt	194,688	3,676	—	—	198,364
Asset retirement obligations	—	1,799	4,931	—	6,730
Total liabilities	198,121	45,090	269,121	(209,021)	303,311
Equity and partners' capital:
Partners' capital	175,857	381,931	121,223	(503,154)	175,857
Non-controlling interest	—	—	2,661	—	2,661
Total equity and partners' capital	175,857	381,931	123,884	(503,154)	178,518
Total liabilities, equity and partners' capital	$373,978	$427,021	$393,005	$(712,175)	$481,829

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Operations
For the Year Ended December 31, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$324,703	$44,085	$(29,148)	$339,640
Cost of goods sold (including depreciation, depletion and amortization)	—	257,970	33,846	(30,445)	261,371
Gross profit	—	66,733	10,239	1,297	78,269
Operating costs and expenses:
General and administrative expenses	8,717	11,201	4,972	—	24,890
Impairments and other expenses	—	25,489	170	—	25,659
Accretion of asset retirement obligations	—	136	200	—	336
Other operating income	—	(12,310)	—	—	(12,310)
Income (loss) from operations	(8,717)	42,217	4,897	1,297	39,694
Other income (expense):
Earnings (loss) from consolidated affiliates	47,922	—	—	(47,922)	—
Interest expense	(13,559)	(93)	(251)	—	(13,903)
Net income (loss)	25,646	42,124	4,646	(46,625)	25,791
Income attributable to non-controlling interest	—	—	(145)	—	(145)
Net income (loss) attributable to Hi-Crush Partners LP	$25,646	$42,124	$4,501	$(46,625)	$25,646

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Operations
For the Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$336,463	$89,208	$(39,124)	$386,547
Cost of goods sold (including depreciation, depletion and amortization)	—	225,728	39,523	(39,267)	225,984
Gross profit	—	110,735	49,685	143	160,563
Operating costs and expenses:
General and administrative expenses	13,624	10,883	1,944	—	26,451
Accretion of asset retirement obligations	—	126	120	—	246
Income (loss) from operations	(13,624)	99,726	47,621	143	133,866
Other income (expense):
Earnings (loss) from consolidated affiliates	146,339	—	—	(146,339)	—
Interest expense	(9,750)	(62)	(134)	—	(9,946)
Net income (loss)	122,965	99,664	47,487	(146,196)	123,920
Income attributable to non-controlling interest	—	—	(955)	—	(955)
Net income (loss) attributable to Hi-Crush Partners LP	$122,965	$99,664	$46,532	$(146,196)	$122,965

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Operations
For the Year Ended December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenues	$—	$141,742	$41,630	$(4,402)	$178,970
Cost of goods sold (including depreciation, depletion and amortization)	—	74,539	24,798	(3,453)	95,884
Gross profit	—	67,203	16,832	(949)	83,086
Operating costs and expenses:
General and administrative expenses	9,729	6,476	2,891	—	19,096
Impairments and other expenses	—	47	—	—	47
Accretion of asset retirement obligations	—	117	111	—	228
Income (loss) from operations	(9,729)	60,563	13,830	(949)	63,715
Other income (expense):
Earnings (loss) from consolidated affiliates	72,984	—	—	(72,984)	—
Interest expense	(3,485)	(37)	(149)	—	(3,671)
Net income (loss)	59,770	60,526	13,681	(73,933)	60,044
Income attributable to non-controlling interest	—	—	(274)	—	(274)
Net income (loss) attributable to Hi-Crush Partners LP	$59,770	$60,526	$13,407	$(73,933)	$59,770

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$23,403	$85,781	$15,134	$(40,669)	$83,649
Investing activities:
Capital expenditures for property, plant and equipment	—	(48,158)	(73,200)	—	(121,358)
Restricted cash, net	—	691	—	—	691
Net cash used in investing activities	—	(47,467)	(73,200)	—	(120,667)
Financing activities:
Proceeds from issuance of long-term debt	65,000	—	—	—	65,000
Repayment of long-term debt	(14,500)	(428)	—	—	(14,928)
Proceeds from unit purchase program participants	403	—	—	—	403
Affiliate financing, net	—	—	63,266	—	63,266
Advances to parent, net	—	(36,299)	(4,370)	40,669	—
Loan origination costs	(406)	—	—	—	(406)
Distributions paid	(70,072)	—	—	—	(70,072)
Net cash provided by (used in) financing activities	(19,575)	(36,727)	58,896	40,669	43,263
Net increase in cash	3,828	1,587	830	—	6,245
Cash:
Beginning of period	308	3,490	1,011	—	4,809
End of period	$4,136	$5,077	$1,841	$—	$11,054

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$68,139	$82,840	$41,790	$(88,504)	$104,265
Investing activities:
Capital expenditures for property, plant and equipment	(20)	(15,191)	(66,970)	—	(82,181)
Acquisition of Hi-Crush Augusta LLC	—	—	(224,250)	—	(224,250)
Net cash used in investing activities	(20)	(15,191)	(291,220)	—	(306,431)
Financing activities:
Proceeds from issuance of long-term debt	198,000	—	—	—	198,000
Repayment of long-term debt	(139,750)	—	—	—	(139,750)
Proceeds from equity issuance, net	170,693	—	—	—	170,693
Affiliate financing, net	—	—	41,984	—	41,984
Advances to parent, net	(224,250)	(68,150)	212,550	79,850	—
Loan origination costs	(7,120)	—	—	—	(7,120)
Redemption of common units	(19)	—	—	—	(19)
Distributions paid	(77,421)	—	(8,654)	8,654	(77,421)
Net cash provided by (used in) financing activities	(79,867)	(68,150)	245,880	88,504	186,367
Net decrease in cash	(11,748)	(501)	(3,550)	—	(15,799)
Cash:
Beginning of period	12,056	3,991	4,561	—	20,608
End of period	$308	$3,490	$1,011	$—	$4,809

HI-CRUSH PARTNERS LP
Notes to Consolidated Financial Statements
(Dollars in thousands, except per ton and per unit amounts, or where otherwise noted)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net cash provided by operating activities	$55,252	$44,503	$11,476	$(46,908)	$64,323
Investing activities:
Capital expenditures for property, plant and equipment	—	(6,260)	(4,370)	—	(10,630)
Investment in Hi-Crush Augusta LLC	(37,500)	—	—	37,500	—
Acquisition of D&I Silica LLC, net	(94,955)	—	—	—	(94,955)
Net cash used in investing activities	(132,455)	(6,260)	(4,370)	37,500	(105,585)
Financing activities:
Proceeds from issuance of long-term debt	138,250	—	—	—	138,250
Repayment of long-term debt	—	—	(33,250)	—	(33,250)
Affiliate financing, net	5,615	—	9,092	(9,092)	5,615
Advances to parent, net	—	(44,750)	—	44,750	—
Issuance of preferred units to parent	—	—	37,500	(37,500)	—
Loan origination costs	(829)	—	—	—	(829)
Distributions paid	(53,777)	—	(15,887)	11,250	(58,414)
Net cash provided by (used in) financing activities	89,259	(44,750)	(2,545)	9,408	51,372
Net increase (decrease) in cash	12,056	(6,507)	4,561	—	10,110
Cash:
Beginning of period	—	10,498	—	—	10,498
End of period	$12,056	$3,991	$4,561	$—	$20,608

18. Concentration of Credit Risk
The Partnership is a producer of sand mainly used by the oil and natural gas industry for fracturing wells. The Partnership’s business is, therefore, dependent upon economic activity within this market. For the year ended December 31, 2015, sales to four customers accounted for 68% or the Partnership's revenue. For the year ended December 31, 2014 sales to three customers accounted for 64% of the Partnership’s revenue. For the year ended December 31, 2013, sales to three customers accounted for 78% of the Partnership’s revenue.
Throughout 2015, the Partnership has maintained cash balances in excess of federally insured amounts on deposit with financial institutions.